年度報告 2018 Annual Report 2018 Annual Report 年度報告 (853) 2888-9966 Wynn Macau, Limited Wynn www.wynnmacau.com Rua Cidade de Sintra, NAPE, Macau

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 36 Directors and Senior Management Contents 51 Report of the Directors 84 Corporate Governance Report 100 Independent Auditor’s Report 107 Financial Statements 198 Financial Summary 199 Definitions 207 Glossary

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS NOMINATION AND CORPORATE Executive Directors   GOVERNANCE COMMITTEE Mr. Matthew O. Maddox Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Ian Michael Coughlan Mr. Nicholas Sallnow-Smith Ms. Linda Chen (Vice Chairman of the Board) Dr. Allan Zeman, GBM, GBS, JP Non-Executive Director COMPANY SECRETARY Mr. Craig S. Billings Ms. Ho Wing Tsz Wendy, FCIS, FCS Independent Non-Executive Directors AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Dr. Allan Zeman, GBM, GBS, JP   (Chairman of the Board) Ms. Ho Wing Tsz Wendy, FCIS, FCS Mr. Jeffrey Kin-fung Lam, GBS, JP   (Mrs. Seng Sze Ka Mee, Natalia as alternate) Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDITOR Ms. Leah Dawn Xiaowei Ye Ernst & Young Certified Public Accountants AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) LEGAL ADVISORS Mr. Bruce Rockowitz As to Hong Kong law: Dr. Allan Zeman, GBM, GBS, JP Kirkland & Ellis Mayer Brown REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) As to Macau law: Mr. Jeffrey Kin-fung Lam, GBS, JP Alexandre Correia da Silva Mr. Bruce Rockowitz Mr. Craig S. Billings As to Cayman Islands law: Maples and Calder

Annual Report 2018 3 Corporate Information REGISTERED OFFICE PRINCIPAL SHARE REGISTRAR AND P.O. Box 309   TRANSFER OFFICE Ugland House Estera Trust (Cayman) Limited Grand Cayman KY1-1104 HONG KONG SHARE REGISTRAR Cayman Islands Computershare Hong Kong Investor   Services Limited HEADQUARTERS IN MACAU Rua Cidade de Sintra STOCK CODE NAPE, Macau SAR 1128 PRINCIPAL PLACE OF BUSINESS IN COMPANY WEBSITE   HONG KONG www.wynnmacaulimited.com Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2018 2017 HK$ HK$ (in thousands, except per share amounts or otherwise stated) (restated) Casino revenues 34,096,436 29,519,830 Other revenues 5,495,377 4,512,087 Adjusted EBITDA 10,777,018 8,497,522 Profit attributable to owners 6,245,390 3,700,494 Earnings per Share – basic and diluted (HK$) 1.20 0.71 KEY SHAREHOLDER DATES FOR 2019 Annual general meeting May 2019 Release of announcement of interim results in respect of August 2019   the six months ending 30 June 2019 Release of interim report in respect of the six months ending 30 June 2019 September 2019

Annual Report 2018 5 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts in Macau, Wynn Palace and Wynn Macau. Our resorts include world class hotel facilities, a variety of regional and international dining outlets and an array of one-of-a-kind entertainment options; many of them are free to the general public. We operate integrated resorts that attract a wide range of customer segments and generate strong financial results. To attract and retain our customers, we design and continually make enhancements and refinements to refresh and improve our resorts and to create unique customer experiences across a wide range of gaming and non-gaming amenities. Our emphasis on human resources and staff training underscores our commitment to providing our customers with superior levels of luxury service and guest experience. We also leverage Wynn International Marketing, Ltd.’s international branch offices located in Hong Kong, Singapore, Taiwan, Japan and the United States to attract international customers. Wynn Palace Wynn Palace is located in the Cotai area of Macau and opened to public on 22 August 2016. Wynn Palace features: • Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos; • Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • 13 food and beverage outlets; • Approximately 106,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“SkyCab”) ride, health club, spa, salon and pool; and • Approximately 37,000 square feet of meeting and convention space.

6 Wynn Macau, Limited Management Discussion and Analysis The following table presents the number of casino games available at Wynn Palace: As at 31 December 2018 2017 VIP table games 112 112 Mass market table games 211 198 Slot machines 1,119 1,013 Wynn Macau Wynn Macau is located on the Macau peninsula and opened to the public on 6 September 2006. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. We have begun a reconfiguration of the current Wynn Club gaming area at Wynn Macau. When completed, this enhanced space will consist of approximately 40 mass market table games, a refurbished high-limit slot area, two new restaurants and approximately 7,400 square feet of retail space, and will provide for improved pedestrian access. We expect to complete the gaming enhancements and open the new restaurants in the third quarter of 2019, and we expect to open the new retail space at the end of 2019. Additionally, we plan to begin the Encore tower room refresh project in the second quarter of 2019. All 410 rooms in the tower will be refreshed to include replacement of selected furniture and fixtures. The project also includes upgrades to the room control system, entry door system and selected lighting upgrades. The Encore tower room refresh project will be completed in the fourth quarter of 2019. We estimate the total budget for these two projects to be approximately HK$939.8 million. Wynn Macau features: • Approximately 273,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac- inspired ceiling along with gold “prosperity tree” and a “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,008 spacious rooms and suites;

Annual Report 2018 7 Management Discussion and Analysis • 11 food and beverage outlets; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Macau: As at 31 December 2018 2017 VIP table games 110 110 Mass market table games 206 195 Slot machines 777 933 Poker tables 13 11 FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by motor vehicle since the opening of the Hong Kong – Zhuhai – Macau Bridge in October 2018 and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. According to Macau statistical information, casinos in Macau generated approximately HK$294.03 billion in gaming revenue during the year ended 31 December 2018, an increase of approximately 13.96% over the approximate HK$258.00 billion generated in the year ended 31 December 2017, making Macau the largest gaming market in the world.

8 Wynn Macau, Limited Management Discussion and Analysis Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in both revenue and visitation. In the third quarter of 2016, both metrics began to improve and in 2018, visitation increased by 9.8% to 35.8 million. We benefited from the rise in visitation to Macau during the year ended 31 December 2018. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 31 December 2018, there were 38,800 hotel rooms, 6,588 table games and 16,059 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 90% of visitors to Macau for the year ended 31 December 2018 were from mainland China, Hong Kong and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawals, credit and debit card usage and travel restrictions (for example on Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time); and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases, public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.

Annual Report 2018 9 Management Discussion and Analysis Economic and Operating Environment A significant number of our gaming customers come from mainland China. Economic disruption, contraction or uncertainty in China could impact the number of patrons visiting our properties or the amount they spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong, will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, Chinese government anti-corruption campaigns have influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. These campaigns, as well as mainland Chinese and Macau monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdraw limits from bank accounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of the campaign and monetary transfer restrictions may negatively affect our revenues and results of operations. Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 31 December 2018, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We contributed new capacity in the market with the opening of Wynn Palace in August 2016. Several of our competitors have also opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non- gaming offerings in Macau, with continued development and further openings in Cotai expected in the near future.

10 Wynn Macau, Limited Management Discussion and Analysis Wynn Palace and Wynn Macau also face competition from casinos located throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our Macau Operations. Gaming Concession The term of our Concession Agreement with the Macau government ends on 26 June 2022. Unless the term of our concession agreement is extended, or our concession is renewed, subject to any separate agreement with the Macau government, all of our gaming operations, casino area and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations at the end of our concession agreement. The Macau government has publicly commented that it is studying the process by which concessions and subconcessions may be renewed, extended or issued. The relevant concession or subconcession held by SJM and MGM Macau was extended from 31 March 2020 to 26 June 2022 in March 2019. The relevant concession or subconcession held by Galaxy, SJM, Venetian Macau, MGM Macau and Melco also expires on 26 June 2022. Effective June 2017, the Macau government may redeem our Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under our concession. We are considering various options to place us in a good position for the renewal, extension or application process; however, we may not be able to extend our Concession Agreement or renew our Concession Agreement or obtain a new concession on terms favorable to us all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. Macau Laws and Regulations The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

Annual Report 2018 11 Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Palace and Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Palace and Wynn Macau pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters was netted against casino revenues.

12 Wynn Macau, Limited Management Discussion and Analysis We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, each gaming promoter receives a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulty in collecting credit they extend. The reputation and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our gaming concession and Macau gaming laws. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. Failure by a gaming promoter we work with to comply with Macau gaming laws or maintain the required standards of probity and integrity could adversely affect our reputation and our business.

Annual Report 2018 13 Management Discussion and Analysis Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability. Intellectual Property Rights We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. For further information on the intellectual property licensing arrangement, see the section Report of the Directors — “Connected Transactions — Intellectual Property License Agreements”.

14 Wynn Macau, Limited Management Discussion and Analysis Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business. Cybersecurity We rely on information technology and other systems (including those maintained by third parties we work with) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations.

Annual Report 2018 15 Management Discussion and Analysis Despite the steps we have taken to deter and mitigate against these threats and risks, our systems, processes and security measures may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Any perceived or actual electronic or physical security breach of information or systems maintained by us or our third-party service providers could disrupt our business, damage our reputation and our relationships with our stakeholders, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our stakeholders’ confidence in us, and adversely affect our business, results of operations and financial condition. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Personal Data Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

16 Wynn Macau, Limited Management Discussion and Analysis Our Computer Systems and Websites We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Risk of Fraud, Cheating and Theft Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our gaming customers with the aim of increasing their winnings. Our gaming customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

Annual Report 2018 17 Management Discussion and Analysis Fraudulent Websites There has been an increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com. ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation and amortization, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit.

18 Wynn Macau, Limited Management Discussion and Analysis The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Operating profit 7,698,455 5,369,644 Add Depreciation and amortization 2,726,414 2,775,977 Property charges and other 153,916 133,464 Share-based payments 106,303 111,061 Wynn Macau, Limited corporate expenses 91,930 107,376 Adjusted EBITDA 10,777,018 8,497,522 REVIEW OF HISTORICAL OPERATING RESULTS The operating results reflect the Company’s adoption of the IFRS 15 Revenue from Contracts with Customers, effective 1 January 2018. Certain prior period amounts have been restated to reflect the full retrospective adoption of the standard, with no impact on operating income, net profit attributable to owners of the Company and Adjusted EBITDA.

Annual Report 2018 19 Management Discussion and Analysis Summary Breakdown Table The following table presents certain selected consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Wynn Palace: Casino revenues(1) 18,463,485 13,362,599 Rooms 1,332,801 948,481 Food and beverage 867,036 748,796 Retail and other 947,127 764,370 Wynn Macau: Casino revenues(1) 15,632,951 16,157,231 Rooms 889,536 747,077 Food and beverage 598,513 530,763 Retail and other 860,364 772,600 Total operating revenues 39,591,813 34,031,917

20 Wynn Macau, Limited Management Discussion and Analysis For the year ended 31 December 2018 2017 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 478,816,743 409,761,734 VIP table games win(1) 14,688,804 11,588,024 VIP table games win as a percentage of turnover 3.07% 2.83% Average number of gaming tables(2) 114 104 Table games win per unit per day(3) 352,732 306,521 Mass market: Mass market table drop 38,607,230 27,202,666 Mass market table games win(1) 9,452,821 6,197,588 Mass market table games win percentage 24.48% 22.78% Average number of gaming tables(2) 209 202 Table games win per unit per day(3) 124,085 83,860 Slot machine handle 30,820,957 23,800,082 Slot machine win(1) 1,595,137 1,291,961 Average number of slots(2) 1,065 1,026 Slot machine win per unit per day(3) 4,103 3,449 Wynn Macau: VIP: VIP table games turnover 452,647,270 454,269,332 VIP table games win(1) 12,443,934 14,862,762 VIP table games win as a percentage of turnover 2.75% 3.27% Average number of gaming tables(2) 111 96 Table games win per unit per day(3) 306,501 426,380

Annual Report 2018 21 Management Discussion and Analysis For the year ended 31 December 2018 2017 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Mass market: Mass market table drop 39,641,216 35,261,569 Mass market table games win(1) 7,950,476 6,863,995 Mass market table games win percentage 20.06% 19.47% Average number of gaming tables(2) 203 204 Table games win per unit per day(3) 107,347 92,097 Slot machine handle 29,311,945 27,480,093 Slot machine win(1) 1,264,695 1,203,076 Average number of slots(2) 877 914 Slot machine win per unit per day(3) 3,950 3,606 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) VIP table games win 27,132,738 26,450,786 Mass market table games win 17,403,297 13,061,583 Slot machine win 2,859,832 2,495,037 Poker revenues 164,403 155,028 Commissions and others (including complimentary revenue allocated   from casino revenues to rooms, food and beverage, retail and   other revenues) (13,463,834) (12,642,604) Total casino revenues 34,096,436 29,519,830

22 Wynn Macau, Limited Management Discussion and Analysis (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the year. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau, Encore and Wynn Palace were open in the applicable year. Discussion of Results of Operations Financial results for the year ended 31 December 2018 compared to financial results for the year ended 31 December 2017 Operating Revenues Total operating revenues increased by 16.3% from HK$34.03 billion in 2017 to HK$39.59 billion in 2018. This increase was primarily due to an increase from Wynn Palace driven by higher gaming volumes together with higher table games win percentage for both VIP and mass market segments during 2018 compared to 2017, partially offset by a decrease from Wynn Macau primarily driven by a lower VIP table games win as a percentage of turnover. Casino Revenues Casino revenues increased by 15.5%, from HK$29.52 billion (86.7% of total operating revenues) in 2017 to HK$34.10 billion (86.1% of total operating revenues) in 2018. The components and reasons are as follows: VIP casino gaming operations.  VIP gross table games win increased by 2.6%, from HK$26.45 billion in 2017 to HK$27.13 billion in 2018. The increase was driven by an increase in business volumes of Wynn Palace, with VIP table games turnover up 16.9%, from HK$409.76 billion in 2017 to HK$478.82 billion in 2018 and an increase in Wynn Palace VIP table games win as a percentage of turnover from 2.83% to 3.07%, partially offset by a decrease from Wynn Macau primarily driven by a drop of VIP table games win as a percentage of turnover from 3.27% in 2017 to 2.75% in 2018, which was within our expected range of 2.7% to 3.0%. Mass market casino gaming operations.  Mass market gross table games win increased by 33.2%, from HK$13.06 billion in 2017 to HK$17.40 billion in 2018. The increase was driven by an increase in business volumes and an increase in the mass market table games win percentage of both Wynn Palace and Wynn Macau. Slot machine gaming operations.  Slot machine win increased by 14.6% from HK$2.50 billion in 2017 to HK$2.86 billion in 2018. The increase in slot machine win was primarily driven by an increase in business volumes of both Wynn Palace and Wynn Macau, with total slot machine handle increased by 17.3% from HK$51.28 billion in 2017 to HK$60.13 billion in 2018.

Annual Report 2018 23 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include room, food and beverage and retail and other revenues, increased by 21.8% from HK$4.51 billion (13.3% of total operating revenues) in 2017 to HK$5.50 billion (13.9% of total operating revenues) in 2018, primarily due to increases in rooms, food and beverage and retail and other revenues from both Wynn Palace and Wynn Macau. Rooms.  Our room revenues, increased by 31.1% from HK$1.70 billion in 2017 to HK$2.22 billion in 2018, primarily due to higher Average Daily Rate and occupancy rate at both Wynn Palace and Wynn Macau. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the year ended 31 December 2018 2017 Wynn Palace: Average Daily Rate HK$2,074 HK$1,549 Occupancy 96.5% 96.2% REVPAR HK$2,002 HK$1,490 Wynn Macau: Average Daily Rate HK$2,221 HK$1,895 Occupancy 99.2% 97.5% REVPAR HK$2,202 HK$1,848 Food and beverage.  Food and beverage revenues increased by 14.5% from HK$1.28 billion in 2017 to HK$1.47 billion in 2018, as a result of increased covers at restaurants of both Wynn Palace and Wynn Macau.

24 Wynn Macau, Limited Management Discussion and Analysis Retail and other.  Our retail and other revenues increased by 17.6% from HK$1.54 billion in 2017 to HK$1.81 billion in 2018, primarily due to increased percentage rent at both Wynn Palace and Wynn Macau. Additionally, Wynn Palace and Wynn Macau recorded business interruption insurance proceeds of HK$42.8 million and HK$41.7 million, respectively, related to the full settlement of claims from Typhoon Hato in 2017. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 13.1%, from HK$16.74 billion for the year ended 31 December 2017 to HK$18.93 billion for the same period of 2018. The increase was commensurate with the 15.5% increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs.  Staff costs increased by 8.1%, from HK$4.61 billion for the year ended 31 December 2017 to HK$4.99 billion for the same period of 2018. The increase was due to general salary increment and an increase in number of full-time equivalent employees. Other operating expenses.  Other operating expenses increased by 15.8%, from HK$4.40 billion for the year ended 31 December 2017 to HK$5.10 billion for the same period of 2018, driven mainly by increase in business volume related expenses such as license fees, cost of sales, repairs and maintenance costs, advertising and promotion expenditures, operating supplies and equipment costs, utilities and fuel fees, contracted service expenditures and other expenses and the change in provision for doubtful accounts. Provision for doubtful accounts was HK$23.1 million in the year ended 31 December 2018, compared to a benefit of HK$56.1 million for the same period of 2017. The benefit in the prior year was due to the collection of certain casino accounts receivable resulting in the reversal of previously recorded allowance for doubtful accounts. The balance can fluctuate due to the impact of historical collection patterns and current collection trends, as well as the specific review of customer accounts, on our estimated allowance for the respective periods. Depreciation and amortization. Depreciation and amortization decreased by 1.8% from HK$2.78 billion for the year ended 31 December 2017 to HK$2.73 billion for the same period of 2018. The decrease was the result of certain Wynn Macau assets becoming fully depreciated.

Annual Report 2018 25 Management Discussion and Analysis Property charges and other.  Property charges and other increased from HK$133.5 million for the year ended 31 December 2017 to HK$153.9 million for the same period of 2018. Amounts in 2018 primarily represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. In 2017, we incurred HK$133.5 million primarily due to abandonment charges and asset retirement associated with various renovation projects and estimated cost related to property damage caused by a typhoon, partially offset by an insurance claim. As a result of the foregoing, total operating costs and expenses increased by 11.3%, from HK$28.66 billion in 2017 to HK$31.89 billion in 2018. Finance Revenues Finance revenues increased from HK$15.0 million in 2017 to HK$102.6 million in 2018. The increase was primarily due to holding higher average cash balances in 2018 compared to 2017. During 2018 and 2017, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents was in time deposits and fixed deposits with a maturity of three months or less generally. Finance Costs Finance costs increased by 17.8% from HK$1.27 billion in 2017 to HK$1.50 billion in 2018. The increase is due to the fluctuation of LIBOR and HIBOR and an increase in amounts outstanding under the Wynn Macau Credit Facilities. Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Income Tax Expense Income tax expense was HK$12.4 million in 2017 and 2018. Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, net profit attributable to owners of the Company increased by 68.8%, from HK$3.70 billion in 2017 to HK$6.25 billion in 2018.

26 Wynn Macau, Limited Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Macau and Wynn Palace on 6 September 2006 and 22 August 2016, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations, cash on hand and availability under our credit facilities. Our cash balances as at 31 December 2018 were approximately HK$9.53 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term and revolving facilities. The availability of borrowings under WRM’s amended senior secured bank facilities remain as HK$23.84 billion equivalent, consisting of an approximately HK$17.99 billion fully funded senior secured term loan and an approximately HK$5.85 billion senior secured revolving credit facility. As at 31 December 2018, the Group had approximately HK$969.4 million of available borrowing capacity under the Wynn Macau Credit Facilities. On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.70 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.87 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.7 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$494.3 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings were to be repaid. On the maturity day, there were no outstanding borrowings under the WMLF Revolving Credit Facility.

Annual Report 2018 27 Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2018 2017 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 33,078,147 28,123,305 Accounts payable 766,905 681,147 Construction and retentions payables 394,717 458,161 Other payables and accruals 9,907,813 10,235,066 Amounts due to related companies 160,196 261,601 Other liabilities 243,127 223,274 Less: cash and cash equivalents (9,526,423) (5,239,690) restricted cash and cash equivalents (18,067) (16,886) Net debt 35,006,415 34,725,978 Equity 1,518,459 3,000,758 Total capital 1,518,459 3,000,758 Capital and net debt 36,524,874 37,726,736 Gearing ratio 95.8% 92.0%

28 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the year ended 31 December 2018 2017 HK$ HK$ (in millions) Net cash generated from operating activities 9,715.6 12,667.3 Net cash used in investing activities (1,090.3) (1,162.0) Net cash used in financing activities (4,334.0) (8,858.4) Net increase in cash and cash equivalents 4,291.3 2,646.9 Cash and cash equivalents at beginning of year 5,239.7 2,591.4 Effect of foreign exchange rate changes, net (4.6) 1.4 Cash and cash equivalents at end of year 9,526.4 5,239.7 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$9.72 billion in 2018, compared to HK$12.67 billion in 2017. Operating profit was HK$7.70 billion in 2018 compared to HK$5.37 billion in 2017. The decrease in net cash generated from operating activities was primarily attributable to the changes in working capital. Net cash used in investing activities Net cash used in investing activities was HK$1.10 billion in 2018, compared to HK$1.16 billion in 2017. Net cash used in 2018 included capital expenditures of HK$1.19 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$89.9 million of interest received and HK$8.7 million in proceeds from the sale of property and equipment and other assets. Net cash used in 2017 included capital expenditures of HK$1.26 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$78.0 million of proceeds from insurance claims, HK$14.9 million of interest receipts and HK$6.2 million in proceeds from the sale of property and equipment and other assets.

Annual Report 2018 29 Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$4.33 billion during 2018, compared to HK$8.86 billion during 2017. During 2018, the net cash used in financing activities was primarily due to HK$7.79 billion of dividend payments made in April 2018 and October 2018, HK$1.33 billion of interest payments and HK$69.6 million payments on debt financing costs partially offset by receipts of HK$4.89 billion drawn from the Wynn Macau Credit Facilities revolving credit facility. During 2017, the net cash used in financing activities was primarily due to a HK$2.65 billion net repayment on the senior revolving credit facility of the Wynn Macau Credit Facilities, a HK$1.47 billion repayment of the WMLF Revolving Credit Facility, HK$3.27 billion of dividend payments made in June 2017 and September 2017, HK$7.39 billion principal payments in the tender offer of WML 2021 Notes, HK$3.15 billion payments on redemption of the untendered WML 2021 Notes, HK$396.3 million payments on debt financing costs and HK$1.08 billion of interest payments, partially offset by receipts of HK$10.55 billion proceeds from issuance of WML Notes. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 31 December 2018 2017 HK$ HK$ (in thousands) Bank loans 22,875,059 17,970,353 Senior notes 10,572,466 10,553,330 Less: debt financing costs, net (369,378) (400,378) Total interest-bearing borrowings 33,078,147 28,123,305

30 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau Credit Facilities Overview On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2018, the Wynn Macau Credit Facilities consisted of approximately HK$23.84 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.99 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes. The amended term loan facility is repayable in graduating installments of between 2.875% to 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo.

Annual Report 2018 31 Management Discussion and Analysis Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. The Group had approximately HK$969.4 million available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 31 December 2018. WML Notes On 20 September 2017, the Company completed the issuance of WML Notes. The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018.

32 Wynn Macau, Limited Management Discussion and Analysis At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes.

Annual Report 2018 33 Management Discussion and Analysis Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.7 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$494.3 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings were to be repaid. On the maturity date, there were no outstanding borrowings under the WMLF Revolving Credit Facility. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates. Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

34 Wynn Macau, Limited Management Discussion and Analysis If the Hong Kong dollar and the Macau pataca are not linked to the U.S. dollar in the future, severe fluctuations in the exchange rate for these currencies may result. We also cannot assure you that the current rate of exchange fixed by the applicable monetary authorities for these currencies will remain at the same level. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin based on WRM’s leverage ratio. If LIBOR (or HIBOR) ceases to exist or if only one reference bank under the Wynn Macau Credit Facilities provides a quotation for LIBOR (or HIBOR) or if notice is served to us that the funding cost of our majority lender(s) exceed LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies provided such basis reflect its cost of funding its participation. Each certified alternative basis is binding on WRM and treated as part of the credit facilities agreement and applicable related agreements. WRM may seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

Annual Report 2018 35 Management Discussion and Analysis OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under our credit facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 26 to the Financial Statements. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

36 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of the Board Date of Appointment Name Age Position as a Director Matthew Ode Maddox 43 Executive Director and Chief 28 March 2013   Executive Officer1 Ian Michael Coughlan 60 Executive Director and 16 September 2009  President Linda Chih-Ling Chen 52 Executive Director, 16 September 2009   Chief Operating Officer and   Vice Chairman of the Board2 Craig Scott Billings 46 Non-executive Director 17 August 2018 Allan Zeman, GBM, GBS, JP 70 Chairman of the Board and 16 September 2009   Independent Non-executive  Director3 Jeffrey Kin-fung Lam, GBS, JP 67 Independent Non-executive 16 September 2009  Director Bruce Philip Rockowitz 60 Independent Non-executive 16 September 2009  Director Nicholas Robert Sallnow-Smith 69 Independent Non-executive 16 September 2009  Director Leah Dawn Xiaowei Ye 61 Independent Non-executive 1 April 2019  Director4 Notes: 1 Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director and was appointed as Chief Executive Officer of the Company effective 7 February 2018. 2 Ms. Linda Chen was appointed as Vice Chairman of the Board on 12 April 2018. 3 Dr. Allan Zeman was appointed as the non-executive Chairman of the Company on 7 February 2018. 4 Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019.

Annual Report 2018 37 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 43, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox is also the Chief Executive Officer and President of Wynn Resorts, Limited, positions he has held since 6 February 2018 and November 2013, respectively. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as President and a director of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 60, has been the President of the Company since 30 September 2016 and an executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the entire operation and development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

38 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 52, was appointed as the Vice Chairman of the Board on 12 April 2018. Ms. Chen has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009, Chief Operating Officer of WRM since June 2002 and President of WRM since March 2017. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM and was integral to the openings of Wynn Macau and Wynn Palace. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set- up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau) and a director of Macau Chamber of Commerce. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Director Mr. Craig S. Billings, aged 46, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings has been the Chief Financial Officer and Treasurer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

Annual Report 2018 39 Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 70, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB), Global Brands Group Holding Limited and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group.

40 Wynn Macau, Limited Directors and Senior Management In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential. Dr. Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 67, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. He is also a member of the board of Airport Authority Hong Kong. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-Cable Communications Limited and Wing Tai Properties Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016.

Annual Report 2018 41 Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 60, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is the Vice Chairman and non-executive director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

42 Wynn Macau, Limited Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 69, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of the Lion Rock Institute. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Annual Report 2018 43 Directors and Senior Management Ms. Leah Dawn Xiaowei Ye, aged 61, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 20 years of experience in Asia representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小 瑋 .

44 Wynn Macau, Limited

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	51	President — Marketing
Jay M. Schall	45	Executive Vice President and General Counsel#, Executive Vice President — Legal
Robert Alexander Gansmo	49	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	50	Chief Operating Officer
Mao Ling Yeung*	47	Senior Vice President — Human Resources
Stratoe Koutsouridis	56	Senior Vice President — Casino Operations
Elsie Guerrero	62	Vice President — Casino Operations
Elizabeth Doherty	60	Assistant Vice President — Casino Operations
Rory McGregor Forbes	49	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	47	Chief Operating Officer
Kristoffer Luczak	50	Executive Vice President — Food & Beverage
Michael Francis Clifford	56	Senior Vice President — Casino Operations
Mo Yin Mok	57	Senior Vice President — Human Resources#
Dianne Fiona Dennehy	63	Senior Vice President — Main Floor Gaming
Peter James Barnes	59	Senior Vice President — Security & Corporate Investigation

Notes:

Position held in the Company.

* Resigned on 10 March 2019.

Annual Report 2018 45 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Wynn Resorts (Macau) S.A. Mr. Frank Xiao, aged 51, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Jay M. Schall, aged 45, is the Executive Vice President and General Counsel of the Company and Executive Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 19 years of experience in the legal field, including over 14 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Robert Alexander Gansmo, aged 49, is the Senior Vice President — Chief Financial Officer. In this position, Mr. Gansmo is responsible for the management and administration of WRM’s finance division. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Palace since January 2014 and the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

46 Wynn Macau, Limited Directors and Senior Management Wynn Macau Mr. Ciarán Pearse Carruthers, aged 50, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for 30 years and in Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Ms. Mao Ling Yeung, aged 47, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since January 2017 until her resignation on 10 March 2019. Prior to this position, Ms. Yeung was the Wynn Palace Senior Vice President — Human Resources from June 2015 to December 2016. Ms. Yeung has over 20 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La. Ms. Yeung holds a Bachelor’s Degree in Hospitality Management and a Master’s Degree in Business Administration. She is also an alumna of the Advanced Management Program from INSEAD, Fontainebleau. Mr. Stratoe Koutsouridis, aged 56, is the Wynn Macau Senior Vice President — Casino Operations, a position he has held since September 2018. Mr. Koutsouridis joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, staffing, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Saipan and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau.

Annual Report 2018 47 Directors and Senior Management Ms. Elsie Guerrero, aged 62, is the Wynn Macau Vice President — Casino Operations, a position she has held since March 2018. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015 and she was the Assistant Vice President — Wynn Club Gaming at Wynn Macau from July 2015 to February 2018. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Ms. Elizabeth Doherty, aged 60, is the Wynn Macau Assistant Vice President — Casino Operations, a position she has held since August 2016. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Assistant Vice President — Main Floor Gaming at Wynn Macau from December 2014 to July 2016 and she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security. Mr. Rory McGregor Forbes, aged 49, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

48 Wynn Macau, Limited Directors and Senior Management Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 47, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Kristoffer Luczak, aged 50, is the Executive Vice President — Food & Beverage. Mr. Luczak is responsible for overseeing the food and beverage division at Wynn Palace and providing group management oversight of Wynn Macau including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali. Mr. Michael Francis Clifford, aged 56, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 26 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International.

Annual Report 2018 49 Directors and Senior Management Ms. Mo Yin Mok, aged 57, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Ms. Dianne Fiona Dennehy, aged 63, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

50 Wynn Macau, Limited Directors and Senior Management Mr. Peter James Barnes, aged 59, is the Wynn Palace Senior Vice President — Security & Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS.

Annual Report 2018 51 Report of the Directors The Directors present their report together with the audited financial statements for the year ended 31 December 2018. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of integrated destination casino resorts in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Macau” on the Macau peninsula and “Wynn Palace” in the Cotai area of Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2018 are set out in the consolidated statement of profit or loss and other comprehensive income on page 107 to 108 of this Annual Report. The financial highlights for the Group for the most recent five years are set out on page 198 of this Annual Report. BUSINESS REVIEW The Management Discussion and Analysis section of this Annual Report forms part of this business review. Environmental Sustainability The Group is committed to being environmentally responsible. We have developed and implemented programs, both in our guest offerings and our operational systems, to enhance the environmental sustainability of our operations. Innovations that improve efficiencies are also regularly tested and implemented at Wynn Macau and Wynn Palace. Details of our environmental performance and sustainability program will be published in a separate and comprehensive sustainability report for the year ended 31 December 2018, which will also address the requirements set out in Appendix 27 of the Listing Rules.

52 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security, Human Resources and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this Annual Report further contribute to enhance our compliance efforts. In addition to our Compliance Committee which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifically review and manage specific compliance and regulatory matters including anti-money laundering/know-your-client matters, anti-corruption matters and to examine the probity of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis. As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations which have a significant impact on the Group. Relationship with our Employees Our talented and dedicated employees collectively play an integral role in the overall success of the Group. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel and advance. Our desire is to have our employees achieve their highest potential, both as professionals and as individuals. To this end, the Group’s senior management is committed to providing the highest level of compassionate leadership. As part of our culture, our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. We also invest significantly in the health and wellbeing and learning and advancement of our employees. Our employees also benefit from our employee ownership scheme, which is described on pages 72 to 74 of this Annual Report. As of 31 December 2018, we had approximately 12,500 full-time equivalent employees.

Annual Report 2018 53 Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefit of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the positive impact we can make on the development of Macau and its community. We care deeply for the Macau community which is why our dedicated community and government relations department launched “Wynn Care”, our initiative with a mission to reach out to the Macau community through support of local government and association projects for the betterment of all Macau citizens. To achieve these goals Wynn Care will focus on seven areas: Youth and Education, Local Small and Medium size Enterprises (“SMEs”), Volunteerism, Charity, Green Initiatives, Responsible Gaming and Government Relations. Working together with our community and government partners, we will aspire to further our position as a leading local Macau company which can affect powerful positive change. Charitable Giving and Sponsorships Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2018 and 2017, we contributed HK$101.6 million and HK$103.6 million in direct cash donations, respectively. Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resort. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refined for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, direct interaction and the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this Annual Report.

54 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Gaming Promoters The reputation and integrity of gaming promoters with whom we engage in business activities with are important to our own reputation and ability to continue to operate in compliance with the Concession Agreement and Macau gaming laws. For this reason, we frequently gather information and intelligence about, and review our relationship with, each of our gaming promoters. Further information about our relationship with our gaming promoters can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition — Gaming Promoters” of this Annual Report. Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of SMEs as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and suppliers. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2018 are set out in note 30 to the Financial Statements. The distributable reserves of the Company as at 31 December 2018 are HK$8.29 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDENDS On 23 March 2018, the Board declared a special dividend of HK$0.75 per Share which was paid on 25 April 2018. On 17 August 2018, the Board declared a total dividend of HK$0.75 per Share, consisting of an interim dividend of HK$0.32 per Share for the six months ended 30 June 2018 and a special dividend of HK$0.43 per Share which was paid on 5 October 2018.

Annual Report 2018 55 Report of the Directors DIVIDENDS (CONTINUED) The Board has recommended that a final dividend of HK$0.45 per Share in respect of the year ended 31 December 2018, which is subject to Shareholders’ approval at the forthcoming annual general meeting of the Company. SHARE CAPITAL Details of the movements in the share capital of the Company are set out in note 20 to the Financial Statements. DIRECTORS Directors during the year ended 31 December 2018 Executive Directors: Mr. Matthew O. Maddox Mr. Ian Michael Coughlan Ms. Linda Chen Mr. Stephen A. Wynn (resigned on 7 February 2018) Non-executive Directors: Mr. Craig S. Billings (appointed on 17 August 2018) Mr. Maurice L. Wooden (appointed on 7 February 2018 and resigned on 6 December 2018) Ms. Kim Sinatra (resigned on 8 August 2018) Independent non-executive Directors: Dr. Allan Zeman, GBM, GBS, JP (formerly the Vice Chairman of the Board and appointed   as non-executive Chairman of the Board on 7 February 2018) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith

56 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Ian Michael Coughlan, an executive Director, Dr. Allan Zeman and Mr. Jeffrey Kin-fung Lam, each an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Mr. Craig S. Billings having been appointed by the Board as a non-executive Director effective from 17 August 2018 and Ms. Leah Dawn Xiaowei Ye having been appointed by the Board as an independent non-executive Director effective from 1 April 2019, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 24 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2018. Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2018 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2018.

Annual Report 2018 57 Report of the Directors CONNECTED TRANSACTIONS During the year ended 31 December 2018, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. Continuing Connected Transactions During the year ended 31 December 2018, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.-incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff. Pricing.  Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$131.5 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2018.

58 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Worldwide Wynn Employment Framework Agreements (continued) Term.  The employment framework agreements were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the year ended 31 December 2018 and years ending 31 December 2019 and 2020. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. Pricing.  Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$46.8 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2018.

Annual Report 2018 59 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Marketing and Secondment Services Framework Agreements (continued) Term.  The marketing and secondment services framework agreements were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the year ended 31 December 2018 and the years ending 31 December 2019 and 2020. Design Services Framework Agreement Nature and purpose of transaction.  On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for WRM’s projects in Macau, including the development, design and construction, enhancement and renovation works at Wynn Macau and Encore and Wynn Palace. Pricing.  Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$12.3 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2018. Term.  The design services framework agreement were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the year ended 31 December 2018 and years ending 31 December 2019 and 2020.

60 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing.  Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$77.1 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2018 for Wynn Resorts, Limited’s services. Approximately HK$6.8 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2018 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

Annual Report 2018 61 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements (continued) Term.  The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the year ended 31 December 2018 and years ending 31 December 2019 and 2020. Intellectual Property License Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing.  Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.7 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.7 million) per month. Gross revenues for the year ended 31 December 2018 were HK$49.92 billion and approximately HK$1.50 billion was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2018.

62 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements (continued) Term.  The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022, has been granted by the Hong Kong Stock Exchange.

Annual Report 2018 | 63

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2018, the annual caps for the year ended 31 December 2018, and the annual caps for the years ending 31 December 2019 and 2020, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2018		Annual Cap for the year ended 31 December 2018		Annual Cap for the year ending 31 December[(1)]			
					2019		2020	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
				(in millions)				
1. Worldwide Wynn Employment Framework Agreements	**131.5**	**16.8**	**227.5**	**29.2**	250.2	32.1	275.2	35.3
2. Marketing and Secondment Services Framework Agreements	**46.8**	**6.0**	**62.5**	**8.0**	69.9	9.0	78.8	10.1
3. Design Services Framework Agreement	**12.3**	**1.6**	**75.6**	**9.7**	79.3	10.2	83.3	10.7

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

64 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary (continued)

Annual Cap Tables (continued)

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2018		Annual Cap for the year ended 31 December 2018		Annual Cap for the year ending 31 December[1]			
					2019		2020	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
				(in millions)				
4. Corporate Allocation Agreements								
* Wynn Resorts, Limited providing the services to us	83.9	10.7	278.5	35.7	278.5	35.7	278.5	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.7	2.4	18.7	2.4	18.7	2.4
5. Intellectual Property License Agreements	1,496.2	190.9	1,496.2	190.9	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.			

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

Annual Report 2018 65 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Summary (continued) Ernst & Young, the Company’s auditor, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing the findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditor’s letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 26 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditor’s report, and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Group; (b) on normal commercial terms or better; and (c) according to the relevant agreements on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

66 Wynn Macau, Limited Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2018. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2018. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2018, our five largest suppliers were Companhia de Electricidade de Macau — CEM, Companhia De Engenharia De Construcao Novo Weng Seng, Limitada, Rolex (Hong Kong) Limited, Kin Ngai Hong (Macau) Lda., and Willis Hong Kong Ltd. which accounted for approximately 6%, 4%, 3%, 3% and 2% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers in 2018.

Annual Report 2018 67 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2018, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Total Approximate Personal Family Corporate Number of Percentage of Name of Director Interest Interest Interest Other Interest Shares Shareholding Allan Zeman 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 1) (Note 1) 3,353,200 — — — 3,353,200 — (Long Position) (Long Position) (Note 1) (Note 1) Nicholas Sallnow-Smith — 10,000 — 276,000 286,000 0.01% (Long Position) (Long Position) (Long Position) (Note 2) (Note 2) (Note 2) 2,554,000 — — — 2,554,000 — (Long Position) (Long Position) (Note 2) (Note 2) Bruce Rockowitz 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 3) (Note 3) 2,167,200 — — — 2,167,200 — (Long Position) (Long Position) (Note 3) (Note 3) Jeffrey Kin-fung Lam 346,000 — — — 346,000 0.01% (Long Position) (Long Position) (Note 4) (Note 4) 2,484,000 — — — 2,484,000 — (Long Position) (Long Position) (Note 4) (Note 4)

68 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Dr. Allan Zeman is interested in share options for 3,353,200 Shares as at 31 December 2018. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow-Smith is interested in share options for 2,554,000 Shares as at 31 December 2018. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz is interested in share options for 2,167,200 Shares as at 31 December 2018. (4) Mr. Jeffrey Kin-fung Lam holds 346,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam is interested in share options for 2,484,000 Shares as at 31 December 2018.

Annual Report 2018 69 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited Total Approximate Personal Family Corporate Other Number Percentage of Name of Director Interest Interest Interest Interest of Shares Shareholding Matthew O. Maddox 391,204 — — — 391,204 0.36% (Long Position) (Long Position) (Note 1) (Note 1) 60,000 — — — 60,000 — (Long Position) (Long Position) (Note 1) (Note 1) Ian Michael Coughlan 100,183 — — — 100,183 0.09% (Long Position) (Long Position) (Note 2) (Note 2) Linda Chen 62,431 — — — 62,431 0.06% (Long Position) (Long Position) (Note 3) (Note 3) 190,000 — — — 190,000 — (Long Position) (Long Position) (Note 3) (Note 3) Craig S. Billings 55,765 — — — 55,765 0.05% (Long Position) (Long Position) (Note 4) (Note 4)

70 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited (continued) Notes: (1) Mr. Matthew O. Maddox was interested in (i) 391,204 WRL Shares; and (ii) 60,000 stock options for WRL Shares. On 11 January 2019, Mr. Maddox was granted 52,842 non-vested WRL Shares and 22,016 WRL Shares under the WRL Omnibus Plan and disposed of 8,663 WRL Shares. On 4 February 2019, Mr. Maddox exercised 30,000 stock options for WRL Shares and disposed of 18,900 WRL Shares. On 1 March 2019, Mr. Maddox disposed of 19,675 WRL Shares. (2) Mr. Ian Michael Coughlan was interested in 100,183 WRL Shares. On 11 January 2019, Mr. Coughlan was granted 13,212 non-vested WRL Shares and 13,210 WRL Shares under the WRL Omnibus Plan and disposed of 833 WRL Shares. (3) Ms. Linda Chen was interested in (i) 62,431 WRL Shares; and (ii) 190,000 stock options for WRL Shares. On 11 January 2019, Ms. Chen was granted 13,212 non-vested WRL Shares and 13,210 WRL Shares under the WRL Omnibus Plan and disposed of 5,199 WRL Shares. Ms. Chen exercised 10,000 stock options for WRL Shares on each of 13, 19, 20 and 22 February 2019 and subsequently disposed of 10,000 WRL Shares on each of these days. Subsequent to 31 December 2018 and in connection with the Wynn Resorts, Limited employee equity program, Ms. Chen’s long term cash retention award was converted into an equivalent restricted Wynn Resorts, Limited stock award amounting to 88,067 WRL restricted shares pursuant to an agreement and arrangement between the parties. (4) Mr. Craig S. Billings was interested in 55,765 WRL Shares. On 11 January 2019, Mr. Billings was granted 14,092 non-vested WRL Shares and 7,705 WRL Shares under the WRL Omnibus Plan and disposed of 3,032 WRL Shares. On 1 March 2019, Mr. Billings disposed of 4,329 WRL Shares.

Annual Report 2018 71 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2018, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Percentage of the issued share capital of the Name Capacity/Nature of Interest Number of Shares Company WM Cayman Holdings Limited I Beneficial interest 3,750,000,000 72.16%   (Note 1) (Long Position) Wynn Group Asia, Inc. (Note 1) Interest of a controlled 3,750,000,000 72.16%  Corporation (Long Position) Wynn Resorts, Limited (Note 1) Interest of a controlled 3,750,000,000 72.16%  Corporation (Long Position) The Capital Group Companies, Interest of a controlled 314,441,093 6.05%   Inc. (Note 2)  Corporation Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 314,441,093 Shares, comprised of (i) 272,277,837 Shares held by a wholly-owned subsidiary, Capital Research and Management Company, and (ii) 42,163,256 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 22,847,870 Shares held by Capital Guardian Trust Company, 16,901,929 Shares held by Capital International, Inc., 103,900 Shares held by Capital International Limited and 2,309,557 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2018.

72 Wynn Macau, Limited Report of the Directors REMUNERATION POLICY As at 31 December 2018, the Group had approximately 12,500 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees, an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below. EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the relevant period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. Further resolutions were passed at the Company’s annual general meeting in June 2018 to, among other things, effectively extend the aforementioned relevant period until the conclusion of the Company’s upcoming annual general meeting in 2019.

Annual Report 2018 73 Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below: Number of Shares Available under the Employee Ownership Scheme The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 50,000,000 Shares in connection with the employee ownership scheme. As at the date of this Annual Report, there were 18,578,420 Award Shares outstanding under with the employee ownership scheme, representing approximately 37.16% of the maximum Shares available under the employee ownership scheme. 31,421,580 Shares remain available for future Awards under the employee ownership scheme, representing approximately 0.60% of the total number of issued Shares of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Duration and Termination The employee ownership scheme is valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and award non-vested Shares during the Award Period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/ or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on- market transactions at the prevailing market price.

74 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares). Share Awards Grants During the year ended 31 December 2018, the Company had awarded a total of 3,256,630 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market or by returned Shares. Subsequent to 31 December 2018, the Company awarded a total of 2,274,418 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market or by returned Shares. Other details of the scheme are disclosed in note 22 to the Financial Statements.

Annual Report 2018 75 Report of the Directors SHARE OPTION SCHEME The Company approved the adoption of a share option scheme on 16 September 2009. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. During the year ended 31 December 2018, share options for a total of 4,494,000 Shares were granted (2017: options for a total of 1,208,000 Shares). A summary of the terms of the share option scheme is set out below: Number of Shares Available for Issue under the Share Option Scheme A maximum of 518,750,000 Shares are available for issuance under the share option scheme pursuant to a shareholders’ resolution passed at the 2010 annual general meeting, representing approximately 9.98% of the total number of issued Shares of the Company as at the date of this Annual Report. Since the passing of the relevant shareholders’ resolution at the 2010 annual general meeting, options for up to 11,961,000 Shares have been granted under the share option scheme, representing approximately 2.31% of the maximum Shares available under the share option scheme and 0.23% of the total number of issued Shares of the Company as at the date of this Annual Report. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

76 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Scheme The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

Annual Report 2018 | 77

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

2018 Share Option Grants

The following table discloses movements in the Company's share options outstanding during the year ended 31 December 2018. Other details of the scheme are disclosed in note 22 to the Financial Statements.

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2018	Granted during the year[2]	Exercised during the year[3]	Expired/ lapsed/ canceled during the year	As at 31 December 2018	Exercise period of share options	Exercise price of share options per Share (HK$)
Dr. Allan Zeman	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	(190,000)	—	—	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	(126,800)	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	—	188,000	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	—	1,825,000	—	—	1,825,000	6 December 2019 to 5 December 2028	18.94
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	—	—	—	50,000	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	—	—	—	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	—	—	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	—	188,000	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	—	639,000	—	—	639,000	6 December 2019 to 5 December 2028	18.94

78 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

2018 Share Option Grants (continued)

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2018	Granted during the year[2]	Exercised during the year[3]	Expired/ lapsed/ canceled during the year	As at 31 December 2018	Exercise period of share options	Exercise price of share options per Share (HK$)
Mr. Bruce Rockowitz	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	152,000	—	(152,000)	—	—	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	(126,800)	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	—	188,000	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	—	639,000	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Mr. Jeffrey Kin-fung Lam	25 March 2010	250,000	—	(250,000)	—	—	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	—	—	190,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	(96,000)	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	—	188,000	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	—	639,000	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Total		7,006,000	4,494,000	(941,600)	—	10,558,400

Annual Report 2018 79 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2018 Share Option Grants (continued) The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was granted 455,000 share options pursuant to the Company’s share option scheme on 1 April 2019. Notes: (1) Share options granted pursuant to the Company’s share option scheme. (2) The closing prices of the Company’s Shares immediately before the dates on which the options were granted during the year were HK$30.10 and HK$19.32, respectively. (3) The weighted average closing price of the Company’s Shares immediately before the dates on which the options were exercised during the year was HK$28.79. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2018. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITOR Our external auditor, Ernst & Young, will retire and a resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company.

80 Wynn Macau, Limited Report of the Directors LITIGATION The Group did not have any material litigation outstanding as at 31 December 2018. The litigation matters set out below are disclosed on a voluntary basis and as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Mr. Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed their response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. The Universal Parties voluntarily withdrew from these legal proceedings in March 2018 pursuant to the settlement agreement and mutual release, leaving Mr. Okada as the sole claimant. On 21 February 2019, the Court of Appeal dismissed Mr. Okada’s appeal and no appeal was lodged by Mr. Okada within the prescribed time, resulting in the final resolution of the lawsuit in favor of the Wynn Macau Parties.

Annual Report 2018 81 Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits. PERMITTED INDEMNITY PROVISION Pursuant to the Company’s articles of association, every Director shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred or sustained by him as a Director in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted. The Company has arranged appropriate directors’ and officers’ liability insurance for the Directors and officers of the Group to the extent permitted by law. Such permitted indemnity provisions were in force during the course of the financial year ended 31 December 2018 and remained in force as of the date of this Annual Report. WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have an executive director serving on its board of directors who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s Executive Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the executive director, WRM indemnifies the executive director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the executive director in connection with the executive director’s position as a member of the board of directors of WRM and shareholder of WRM, and the executive director’s service in such capacity under applicable agreements.

82 Wynn Macau, Limited Report of the Directors EQUITY-LINKED AGREEMENTS Other than the employee ownership scheme and the share option scheme as disclosed above, no equity-linked agreements were entered into by the Company during the year or subsisted at the end of the financial year ended 31 December 2018. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control includes the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. A related party of Mr. Wynn for these purposes includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company cooperated with the CCAC’s request.

Annual Report 2018 83 Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Bruce Rockowitz ceased to be chief executive officer and re-designated as non-executive director of Global Brands Group Holding Limited with effect from 30 October 2018. (b) Dr. Allan Zeman was appointed as independent non-executive director of Fosun Tourism Group on 19 November 2018. (c) Mr. Nicholas Sallnow-Smith ceased to be a member of the Financial Reporting Council of Hong Kong in November 2018 and resigned as councilor of the Foundation for the Arts and Music in Asia Limited in December 2018. (d) Mr. Maurice L. Wooden resigned as a non-executive Director of the Company with effect from 6 December 2018. On behalf of the Board Allan Zeman Chairman Hong Kong, 28 March 2019

84 Wynn Macau, Limited Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2018 except for the following deviation from provision A.2.1 of the Code. The roles of Chairman and Chief Executive Officer Code provision A.2.1 of the Code stipulates that the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company has complied with code provision A.2.1 of the Code since 7 February 2018 upon the appointment of Mr. Matthew O. Maddox as the Chief Executive Officer of the Company and Dr. Allan Zeman as the Chairman of the Board. Mr. Wynn, the founder of the Company and WRM, had previously served as the Chairman and Chief Executive Officer of the Company prior to his resignation on 7 February 2018. The Board had determined that the combination of these roles held singularly by Mr. Wynn as the founder was in the best interest of the Company and all Shareholders. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2018. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP.

Annual Report 2018 85 Corporate Governance Report QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). As of the date of the publication of this Annual Report, the Board was composed as follows: • Executive Directors: Mr. Matthew O. Maddox, Mr. Ian Michael Coughlan and Ms. Linda Chen; • Non-executive Director: Mr. Craig S. Billings; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz, Mr. Nicholas Sallnow-Smith and Ms. Leah Dawn Xiaowei Ye. Mr. Stephen A. Wynn resigned as the Chairman of the Board, an executive Director and Chief Executive Officer of the Company on 7 February 2018. Ms. Kim Sinatra resigned as a non-executive Director on 8 August 2018. Mr. Maurice L. Wooden resigned as a non-executive Director on 6 December 2018.

86 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Composition (continued) There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board in the year ended 31 December 2018 and up to the date of this Annual Report. Board Meetings and the General Meeting Held in 2018 In 2018, the Company convened five regular Board meetings. The attendance record of the Directors at the meetings of the Board is set out below. Number of Board meetings attended/held Name of Director during 2018 Attendance rate EXECUTIVE DIRECTORS Mr. Matthew O. Maddox1 5/5 100% Mr. Ian Michael Coughlan 5/5 100% Ms. Linda Chen 5/5 100% NON-EXECUTIVE DIRECTOR Mr. Craig S. Billings2 2/2 100% INDEPENDENT NON-EXECUTIVE DIRECTORS Dr. Allan Zeman 5/5 100% Mr. Jeffrey Kin-fung Lam 5/5 100% Mr. Bruce Rockowitz 5/5 100% Mr. Nicholas Sallnow-Smith 5/5 100% FORMER DIRECTORS Mr. Stephen A. Wynn3 1/1 100% Ms. Kim Sinatra4 3/3 100% Mr. Maurice L. Wooden5 3/3 100% 1 Mr. Matthew O. Maddox was re-designated from a non-executive Director to an executive Director on 7 February 2018. 2 Mr. Craig S. Billings was appointed as a non-executive Director on 17 August 2018. 3 Mr. Stephen A. Wynn resigned as the Chairman of the Board, an executive Director and Chief Executive Officer of the Company on 7 February 2018. 4 Ms. Kim Sinatra resigned as a non-executive Director on 8 August 2018. 5 Mr. Maurice L. Wooden was appointed as a non-executive Director on 7 February 2018 and resigned on 6 December 2018.

Annual Report 2018 87 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2018 (continued) At least four regular board meetings are convened each year. In accordance with code provision A.2.7 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year ended 31 December 2018. Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each of the independent non-executive Directors was appointed for a two-year term effective 1 April 2018. Non-executive Directors Mr. Matthew O. Maddox was initially appointed as a non-executive Director for a three-year term effective 1 April 2016. On 7 February 2018, Mr. Matthew O. Maddox was re-designated from a non- executive Director to an executive Director for a three-year term effective 7 February 2018. Mr. Craig S. Billings has been appointed as a non-executive Director for a three-year term effective 17 August 2018. Ms. Kim Sinatra had been appointed as a non-executive Director for a three-year term effective 1 April 2017 and resigned on 8 August 2018. Mr. Maurice L. Wooden had been appointed as a non-executive Director for a three-year term effective 7 February 2018 and resigned on 6 December 2018. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment.

88 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefings for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate. The Company organized various briefings conducted by Mr. Jay M. Schall, the Executive Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. Directors received training on the following topics during the year ended 31 December 2018: 1. Directors’ duties and responsibilities 2. Corporate governance 3. Update on Hong Kong Listing Rules amendments 4. Corporate laws, compliance laws and regulations 5. Anti-bribery/corruption Topics of Training Directors Attended Executive Directors Mr. Matthew O. Maddox1 1, 2, 3, 4 and 5 Mr. Ian Michael Coughlan 1, 2, 3, 4 and 5 Ms. Linda Chen 1, 2, 3, 4 and 5 Non-Executive Director Mr. Craig S. Billings2 1, 2, 3, 4 and 5 1 Mr. Matthew O. Maddox was re-designated from a non-executive Director to an executive Director on 7 February 2018 2 Mr. Craig S. Billings was appointed as a non-executive Director effective 17 August 2018.

Annual Report 2018 89 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) Topics of Training Directors Attended Independent Non-Executive Directors Dr. Allan Zeman 1, 2, 3, 4, and 5 Mr. Jeffrey Kin-fung Lam 1, 2, 3, 4 and 5 Mr. Bruce Rockowitz 1, 2, 3, 4 and 5 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4 and 5 BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditor, review and approve connected transactions, and provide advice and comments to the Board. The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee.

90 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) The audit and risk committee held four meetings during the year ended 31 December 2018. The attendance record of these meetings is set out below. Number of meetings attended/held Name of committee member during 2018 Attendance rate Mr. Bruce Rockowitz 4/4 100% Mr. Nicholas Sallnow-Smith 4/4 100% Dr. Allan Zeman 4/4 100% During the meetings, the audit and risk committee met with the external auditor, the internal audit department and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2017 and for the six months ended 30 June 2018, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditor of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditor. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group.

Annual Report 2018 91 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) During the year ended 31 December 2018, the remuneration committee consisted of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. Mr. Matthew O. Maddox’s membership from the remuneration committee ceased on 23 March 2018 prior to any meeting being held. Mr. Craig S. Billings, our non-executive Director, was appointed as a member of the remuneration committee by the Board on 28 March 2019. The remuneration committee held two meetings during the year ended 31 December 2018. The attendance record of these meetings is set out below. Number of meetings attended/held Name of committee member during 2018 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Bruce Rockowitz 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2018 are set out in note 24 to the financial statements contained in this Annual Report. The remuneration of the members of senior management by band for the year ended 31 December 2018 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 8 HK$5,000,001 to HK$10,000,000 2 HK$10,000,001 to HK$15,000,000 3 HK$15,000,001 to HK$20,000,000 1 HK$30,000,001 to HK$35,000,000 1 Total 15

92 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non- executive Directors). The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam and Dr. Allan Zeman, all of whom are independent non- executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held two meetings during the year ended 31 December 2018. The attendance record of the said meeting is set out below. Number of meetings attended/held Name of committee member during 2018 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Dr. Allan Zeman 2/2 100%

Annual Report 2018 93 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2018 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. BOARD DIVERSITY POLICY The Board first adopted a board diversity policy on 7 November 2013, which was amended on 6 December 2018. The board diversity policy sets out the Company’s approach to achieve diversity on the Board. The Company recognizes and embraces the benefits of having a diverse Board and views diversity at the Board level as an important element in supporting the attainment of its strategic objectives and its sustainable development. In designing the Board’s composition, Board diversity will be considered from a variety of aspects, including but not limited to gender, age, educational background, ethnicity, professional (including regional and industry) experience, skills, knowledge and length of service. The Board may adopt, and amend, from time to time, such aspects that are appropriate to the Company’s business and Board succession planning, as applicable. The nomination and corporate governance committee of the Company will review the board diversity policy periodically to ensure its effectiveness and will recommended revisions to the Board for consideration and approval as appropriate.

94 Wynn Macau, Limited Corporate Governance Report DIRECTOR NOMINATION POLICY The Board has adopted a director nomination policy on 6 December 2018, which sets out criteria and process in the nomination and appointment of directors of the Company. Whilst the overall responsibility for the selection and appointment of directors rests with the Board, the Board has delegated general responsibilities and authority to the nomination and corporate governance committee of the Company to assist with implementing the director nomination policy. In evaluating and selecting candidates for directorship, the Board will consider the following factors including, but not limited to: the candidate’s character, integrity and qualifications, including professional qualifications, skills, knowledge and experience; the diversity aspects under the board diversity policy; the requirement for the Board to have independent directors in accordance with the Listing Rules; and the candidate’s willingness and ability to devote adequate time to discharge duties as a member of the Board. For the appointment of new directors, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above, rank them by order of preference based on the needs of the Company and reference check of each candidate (where applicable) and then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. For any person that is nominated by a shareholder for election as a director at the general meeting of the Company, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above and where appropriate, make recommendation to shareholders in respect of the proposed election of director at the general meeting. For the re-election of a director at general meeting, the nomination and corporate governance committee and/or the Board should review the overall contribution and service to the Company of the retiring director and the level of participation and performance on the Board, to determine whether the retiring director continues to meet the criteria summarized above and then make recommendations to shareholders in respect of the proposed re-election of director at the general meeting. The nomination committee will conduct regular reviews of the structure, size and composition of the Board and the director nomination policy and where appropriate, make recommendations on changes to the Board to complement the Company’s corporate strategy and business needs.

Annual Report 2018 95 Corporate Governance Report DIVIDEND POLICY The Company has adopted a dividend policy, which sets out the principles and guidelines that the Company intends to apply in relation to the declaration and payment of dividends to the Shareholders. The Board has the discretion to declare and distribute dividends subject to the requirements of the Articles of the Association of the Company, Cayman Islands law and other applicable laws and regulations. The Company’s ability to pay dividends depends substantially on the receipt of cash contributions (i.e., dividends) from its subsidiaries. The Board shall have regard to the following factors of the Company and its subsidiaries when considering the declaration and payment of dividends: past financial results; past and forecasted cash flows; business conditions and strategies; future operations and earnings; capital requirements and expenditure plans; interests of Shareholders; any restrictions on payment of dividends (including contractual restrictions, i.e. from financing-related agreements); and any other factors that the Board may consider relevant. For the avoidance of doubt, there is no assurance that dividends will be paid in any particular amount (or at all) for any given period notwithstanding the adoption of this policy. If the Board decides to recommend, declare or pay dividends, the form, frequency and amount will depend upon the situation and applicable factors at the relevant time. The Board will review the dividend policy as appropriate from time to time. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2018. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2018 on a going concern basis.

96 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Auditor’s Responsibility A statement by the external auditor of the Company, Ernst & Young, is included in the Independent Auditor’s Report on pages 100 to 106 of this Annual Report. Auditor’s Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2018 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2018. RISK MANAGEMENT AND INTERNAL CONTROLS The Board has overall responsibility for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems at least annually, which are designed to provide reasonable, but not absolute, assurance against material misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives. As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include financial risk, political risk, market risk, compliance risk and operational risk. As part of this framework, management periodically reports to the audit and risk committee and the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the audit and risk committee and the Board in a timely manner to facilitate the formulation of the appropriate response. Furthermore, procedures including pre- clearance on dealing in the Group’s securities by designated members of management, notification of regular blackout and securities dealing restrictions to relevant Directors and employees and dissemination of information on a need-to-know basis have been implemented by the Group to help ensure proper handling of inside information within the Group. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group.

Annual Report 2018 97 Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan. The internal audit department communicates the audit findings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confirm that adequate remedial action has been taken. The internal audit department reports its findings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. During the year ended 31 December 2018, no material internal control deficiency that might have an adverse impact on the financial position or operations of the Group was detected. In respect of the year ended 31 December 2018, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and findings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifications and experience, training programs and budget of the Group’s accounting, internal audit and financial reporting functions were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and officers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Executive Vice President and General Counsel of the Company. For the year ended 31 December 2018 and up to the date of this Annual Report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge.

98 Wynn Macau, Limited Corporate Governance Report SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com.

Annual Report 2018 99 Corporate Governance Report INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2017 in the meeting rooms at Wynn Palace on 1 June 2018. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2019 are: • May 2019: annual general meeting; • August 2019: release of announcement of interim results in respect of the six months ending 30 June 2019; and • September 2019: release of interim report in respect of the six months ending 30 June 2019.

100 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OPINION We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 107 to 197, which comprise the consolidated statement of financial position as at 31 December 2018, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2018, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (the “Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Annual Report 2018 101 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

102 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED) Key audit matter How our audit addressed the key audit matter Provision for expected credit losses Referring to note 2.5 to the Group’s We evaluated and tested the design and operating consolidated financial statements for effectiveness of the controls over the accounting process significant accounting judgments and of provision for ECLs of trade receivables. estimates, the Group uses provision matrix to calculate the expected We evaluated management’s assumptions and judgments credit losses (“ECLs”) for trade by comparing to the Group’s provisioning rates against receivables. The provision matrix is historical collection data. calibrated to adjust the historical credit loss experience with known We considered the support for credits granted to gaming customer information and forward- patrons and/or their subsequent settlements when looking information. Management’s performing analysis of receivables' aging brackets and assessment of the correlation between write-offs as a percentage of gross trade receivables. historical observed default rates, forecast economic conditions and the We corroborated management’s representations with ECLs can provide significant change the source data for specific provisions made for certain in the estimate between periods. individual casino patrons, performed ratio analysis on Further disclosures on the ECLs of the Group’s provision for ECLs; and re-calculated the the Group’s trade receivables are in provision for ECLs using management’s model and note 13 to the consolidated financial considered the adequacy of the provision. statements. We assessed the Group’s provisioning policy applied from 1 January 2018, which included assessing whether the calculation was in accordance with IFRS 9. We assessed the time value of money considered in the ECLs impairment model and tested the mathematical accuracy of the calculations. We assessed the adequacy of the Group’s disclosures regarding provision for ECLs of trade receivables.

Annual Report 2018 103 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OTHER INFORMATION INCLUDED IN THE ANNUAL REPORT The directors of the Company are responsible for the other information. The other information comprises the information included in the Annual Report, other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors of the Company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors of the Company either intend to liquidate the Group or to cease operations or have no realistic alternative but to do so.

104 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) The directors of the Company are assisted by the Audit Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

Annual Report 2018 105 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

106 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Samuel Yuen Ka Cheong. Ernst & Young Certified Public Accountants Hong Kong 28 March 2019

Annual Report 2018 107 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Notes (restated) Operating revenues  Casino 34,096,436 29,519,830  Rooms 2,222,337 1,695,558   Food and beverage 1,465,549 1,279,559   Retail and other 1,807,491 1,536,970 39,591,813 34,031,917 Operating costs and expenses   Gaming taxes and premiums 18,928,022 16,736,688   Staff costs 3.1 4,986,764 4,611,673   Other operating expenses 3.2 5,098,242 4,404,471   Depreciation and amortization 3.3 2,726,414 2,775,977   Property charges and other 3.4 153,916 133,464 31,893,358 28,662,273 Operating profit 7,698,455 5,369,644 Finance revenues 3.5 102,592 14,964 Finance costs 3.6 (1,495,646) (1,269,784) Net foreign currency differences (40,132) (169,773) Loss on extinguishment of debt (7,452) (223,928) Others — (8,202) (1,440,638) (1,656,723) Profit before tax 6,257,817 3,712,921 Income tax expense 4 12,427 12,427 Net profit attributable to owners of the Company 6,245,390 3,700,494

108 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Notes (restated) Other comprehensive income Other comprehensive income to be reclassified   to profit or loss in subsequent periods:   Currency translation reserve — (208) Other comprehensive income for the year — (208) Total comprehensive income attributable to owners   of the Company 6,245,390 3,700,286 Basic and diluted earnings per Share 6 HK$1.20 HK$0.71

Annual Report 2018 109 Financial Statements Consolidated Statement of Financial Position As at 31 December 2018 2017 HK$ HK$ Notes (in thousands) Non-current assets   Property and equipment and construction in progress 8 31,943,188 33,504,269   Leasehold interests in land 9 1,590,281 1,686,452  Goodwill 10 398,345 398,345   Deposits for acquisition of property and equipment 51,426 35,092   Other non-current assets 11 686,582 791,819   Restricted cash and cash equivalents 15 11,322 6,032 Total non-current assets 34,681,144 36,422,009 Current assets  Inventories 12 312,625 331,644   Trade and other receivables 13 1,135,474 676,669   Prepayments and other current assets 14 136,462 133,787   Amounts due from related companies 26 282,918 181,086   Restricted cash and cash equivalents 15 6,745 10,854   Cash and cash equivalents 16 9,526,423 5,239,690 Total current assets 11,400,647 6,573,730 Current liabilities   Accounts payable 17 766,905 681,147   Interest-bearing borrowings 19 — 449,259   Construction and retentions payables 393,424 456,299   Other payables and accruals 18 9,703,870 9,969,074   Amounts due to related companies 26 160,196 261,601   Income tax payables 12,427 12,427   Other current liabilities 28,109 46,492 Total current liabilities 11,064,931 11,876,299 Net current assets/(liabilities) 335,716 (5,302,569) Total assets less current liabilities 35,016,860 31,119,440

110 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2018 2017 HK$ HK$ Notes (in thousands) Non-current liabilities   Interest-bearing borrowings 19 33,078,147 27,674,046   Construction retentions payable 1,293 1,862   Other payables and accruals 18 203,943 265,992   Other long-term liabilities 215,018 176,782 Total non-current liabilities 33,498,401 28,118,682 Net assets 1,518,459 3,000,758 Equity Equity attributable to owners of the Company   Issued capital 20 5,197 5,196   Share premium account 21 385,288 267,315   Shares held for employee ownership scheme 20 (160,749) (112,062)  Reserves 21 1,288,723 2,840,309 Total equity 1,518,459 3,000,758 Approved and authorized for issue by the Board on 28 March 2019. Matthew O. Maddox Ian Michael Coughlan Director Director

Annual Report 2018 | 111

Financial Statements
Consolidated Statement of Changes in Equity

		Attributable to owners of the Company								
	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 21)	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$ (in thousands)	Statutory Reserve* HK$ (Note 21)	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
As at 1 January 2017		5,196	161,746	(109,000)	623,451	554,740	48,568	1,151,055	17,308	2,453,064
Net profit for the year		–	–	–	–	–	–	3,700,494	–	3,700,494
Changes in currency translation reserve		–	–	–	–	–	–	–	(208)	(208)
Total comprehensive income for the year		–	–	–	–	–	–	3,700,494	(208)	3,700,286
Share-based payments	22	–	–	–	115,825	–	–	–	–	115,825
Exercise of share options		–	7,360	–	(1,861)	–	–	–	–	5,499
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	98,209	3	(98,212)	–	–	–	–	–
Shares purchased for employee ownership scheme	20	–	–	(3,065)	–	–	–	–	–	(3,065)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	2,433	–	2,433
Dividends declared	5	–	–	–	–	–	–	(3,273,284)	–	(3,273,284)
As at 31 December 2017 and 1 January 2018		**5,196**	**267,315**	**(112,062)**	**639,203**	**554,740**	**48,568**	**1,580,698**	**17,100**	**3,000,758**
Net profit for the year		–	–	–	–	–	–	6,245,390	–	6,245,390
Changes in currency translation reserve		–	–	–	–	–	–	–	–	–
Total comprehensive income for the year		–	–	–	–	–	–	6,245,390	–	6,245,390
Share-based payments	22	–	–	–	98,325	–	–	–	–	98,325
Exercise of share options		1	18,663	–	(4,390)	–	–	–	–	14,274
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	99,310	4	(99,314)	–	–	–	–	–
Shares purchased for employee ownership scheme	20	–	–	(48,691)	–	–	–	–	–	(48,691)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	3,656	–	3,656
Dividends declared	5	–	–	–	–	–	–	(7,795,253)	–	(7,795,253)
As at 31 December 2018		**5,197**	**385,288**	**(160,749)**	**633,824**	**554,740**	**48,568**	**34,491**	**17,100**	**1,518,459**

* These reserve accounts comprised the consolidated reserves of HK$1.29 billion and HK$2.84 billion in the consolidated statements of financial position as at 31 December 2018 and 2017, respectively.

\# "Other reserves" as at 1 January 2017, 1 January 2018 and 31 December 2018 was composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd..

112 Wynn Macau, Limited Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2018 2017 HK$ HK$ Notes (in thousands) Operating activities   Profit before tax 6,257,817 3,712,921   Adjustments to reconcile profit before tax to net cash flows from operating activities: Depreciation of property and equipment 3.3 2,631,084 2,680,647 Amortization of leasehold interests in land 3.3 95,330 95,330 Property charges and other 3.4 153,916 133,464 Provision/(reversal of provision) for doubtful accounts, net 3.2 23,140 (56,090) Expense of share-based payments 3.1 106,303 111,061 Changes in fair value of interest rate swaps — 8,202   Finance revenues 3.5 (102,592) (14,964)   Finance costs 3.6 1,495,646 1,269,784 Loss on extinguishment of debt 7,452 223,928 Net foreign currency differences 40,132 169,773   Working capital adjustments: Decrease in inventories 19,019 6,379 (Increase)/decrease in trade and other receivables (469,197) 112,470 Decrease in prepayments and other assets 57,910 54,502 Increase in accounts payable 78,463 163,488 (Decrease)/increase in other payables, accruals and other liabilities (459,641) 3,970,601 (Decrease)/increase in net amounts due to related companies (206,728) 38,182 Income taxes paid (12,427) (12,427) Net cash flows generated from operating activities 9,715,627 12,667,251 Investing activities   Purchases of property and equipment and other assets, net of construction and retentions payables (1,188,837) (1,261,136)   Proceeds from sale of property and equipment and other assets 8,683 6,206   Proceeds from insurance claims — 78,036   Interest received 89,851 14,916 Net cash flows used in investing activities (1,090,303) (1,161,978) Financing activities   (Increase)/decrease in restricted cash and cash equivalents (1,181) 5,223   Proceeds from borrowings 4,889,494 11,951,431   Repayment of borrowings — (16,069,224)   Payments of debt financing costs (69,573) (396,322)   Shares purchased for employee ownership scheme 20 (48,691) (3,065)   Proceeds from exercise of share options 14,274 5,499   Interest paid (1,328,279) (1,079,418)   Dividends paid 5 (7,790,067) (3,272,494) Net cash flows used in financing activities (4,334,023) (8,858,370) Net increase in cash and cash equivalents 4,291,301 2,646,903 Cash and cash equivalents as at 1 January 5,239,690 2,591,442 Effect of foreign exchange rate changes, net (4,568) 1,345 Cash and cash equivalents as at 31 December 16 9,526,423 5,239,690

Annual Report 2018 113 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group owns land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the shares of the Company and approximately 28% of the shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

114 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2018:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

Annual Report 2018 115 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group mentioned in note 22, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme

116 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.1 BASIS OF PREPARATION These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These financial statements also comply with the accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements. They have been prepared on a historical cost basis. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries for the year ended 31 December 2018. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. As the Group has control over the Trust, the Directors of the Company consider that it is appropriate to consolidate the Trust. All intra-group balances, equity, income, expenses and cash flows relating to transactions between Group companies are eliminated in full on consolidation. Unrealized gains and losses resulting from transactions between Group companies are eliminated, except where unrealized losses provide evidence of an impairment of the asset transferred.

Annual Report 2018 117 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Fair value measurement Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

118 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the consolidated statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating unit (“CGU”) of the Group, or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the CGU or the group of CGUs to which the goodwill relates. Where the recoverable amount of the CGU or the group of CGUs is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill has been allocated to a CGU or a group of CGUs and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

Annual Report 2018 119 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreign currencies The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on translation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item. In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statements of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve.

120 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity and the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity and the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Annual Report 2018 121 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment Property and equipment, other than construction in progress, are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and 1 to 5 years   estimated useful life) An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at least at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

122 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leasehold interests in land Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on a straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalized. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a CGU’s fair value less costs of disposal and its value-in-use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value-in-use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

Annual Report 2018 123 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets (continued) The Group bases its impairment calculations on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year. Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase. Investments and other financial assets Initial recognition and measurement Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

124 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets (continued) Initial recognition and measurement (continued) The Group determines the classification of its financial assets on initial recognition and, it shall reclassify the affected financial assets when, only when the Group changes its business model for managing financial assets. All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. Subsequent measurement of financial assets at amortized cost The Group measures financial assets at amortized cost if both of the following conditions are met: i. The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and ii. The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets consist of trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents that are subsequently measured at amortized cost using the effective interest rate (“EIR”) method less any allowances for impairments. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the financial assets at amortized cost are derecognized, modified or impaired, as well as through the amortization process. Impairment of financial assets Financial assets at amortized cost The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms. The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the consolidated statement of profit or loss and other comprehensive income.

Annual Report 2018 125 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of financial assets (continued) Financial assets at amortized cost (continued) ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECLs). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECLs). For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience from customers, adjusted for forward-looking factors specific to the debtors and the economic environment. In certain cases, the Group may also consider a financial asset to be in default and a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. Impaired debts are written off when they are assessed as uncollectible. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, weighted average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position and the consolidated statement of cash flows comprise cash at banks and on hand and short term deposits with an original maturity of generally three months or less, which are subject to an insignificant risk of changes in value and are not restricted as to use. Financial liabilities Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group’s financial liabilities include accounts payable, other payables, amounts due to related companies, interest-bearing bank loans, construction and retentions payables and other current and long-term liabilities and are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost.

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities (continued) Interest-bearing bank loans All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. After initial recognition, interest-bearing bank loans are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR method. The EIR amortization is included in finance costs in the consolidated statement of profit or loss and other comprehensive income. Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Annual Report 2018 127 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of financial assets and liabilities (continued) Financial assets (continued) Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss and other comprehensive income. Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of profit or loss and other comprehensive income.

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Pensions and other post employment benefits The Group operates a defined contribution retirement benefit scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Scheme. Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, and beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 22.

Annual Report 2018 129 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment, or is otherwise beneficial to the employee as measured at the date of modification.

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled awards are treated equally. The dilutive effect of outstanding options and non-vested shares are reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 22 to the financial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfillment of the arrangement is dependent on the use of a specific asset or the arrangement conveys a right to use the asset. Group as a lessee Leases where substantially all the risks and benefits of ownership of the asset are not transferred to the Group and remain with the lessor are classified as operating leases. Operating lease payments are recognized as an operating expense in the consolidated statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms.

Annual Report 2018 131 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (continued) Group as a lessor Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets leased by the Group under operating leases are included in the consolidated statement of financial position based on the nature of the asset and rentals receivable are credited to the consolidated statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue from contracts with customers The Group’s revenue from contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods. Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Company applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Group’s loyalty programs. For casino transactions that include complimentary goods or services provided by the Group to incentivize future gaming, the Group allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Costs of complimentary goods or services that are provided under the Group’s control and discretion and supplied by third parties are recorded as other operating expense.

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) Revenue from contracts with customers (continued) Under the Group’s loyalty program, customers earn points based on their level of table games and slots play, which can be redeemed for free play, gifts and complimentary goods or services provided by the Group. For casino transactions that include points earned under the Group’s loyalty programs, the Group defers a portion of the revenue by recording the estimated standalone selling price of the earned points that are expected to be redeemed as a liability. Upon redemption of the points for Group-owned goods or services, the standalone selling price of each good or service is allocated to the appropriate revenue type based on the good or service provided. Upon the redemption of the points with third parties, the redemption amount is deducted from the liability and paid directly to the third party. After allocating amounts to the complimentary goods or services provided and to the points earned under the Group’s loyalty programs, the residual amount is recorded as casino revenue. The transaction price for rooms, food and beverage, retail and other transactions is based on the net amounts collected from other customers for similar goods and services provided and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price. Revenue from other sources Retail and other revenue primarily includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates.

Annual Report 2018 133 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) Deferred income tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and the carryforward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Annual Report 2018 135 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Gaming taxes and premiums According to the Concession Agreement granted by the Macau government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income. Fine art The Group’s fine art is stated at cost less any impairment losses. Any fine art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2018 and 2017. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Dividends Dividends are recognized as a liability when they are approved by the shareholders in a general meeting. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders.

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.3 IMPACT OF NEW AND REVISED IFRSs The Group has adopted the following new and revised standards effective as of 1 January 2018: Amendments to IFRS 2 Classification and Measurement of Share-based   Payment Transactions IFRS 9 Financial Instruments IFRS 15 Revenue from Contracts with Customers Amendments to IFRS 15 Clarifications to IFRS 15 Revenue from Contracts   with Customers IFRIC Interpretation 22 Foreign Currency Transactions and   Advance Consideration Annual Improvements Amendments to IFRS 1 and IAS 28   2014–2016 Cycle Amendments to IAS 40 Transfers of Investment Property The Group applied IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) and IFRS 9 Financial Instruments (“IFRS 9”) for the first time. The nature and effect of the changes as a result of adoption of these new accounting standards are described below. Several other amendments and interpretations apply for the first time in 2018, but do not have a material impact on the consolidated financial statement of the Group. IFRS 15 Revenue from Contracts with Customers IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

Annual Report 2018 137 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 15 Revenue from Contracts with Customers (continued) The Group adopted IFRS 15 using the full retrospective method of adoption. The effect of adopting IFRS 15 is, as follows: Impact on the consolidated statement of profit or loss and other comprehensive income (increase/(decrease)) for the year ended 31 December 2017: For the Year Ended 31 December 2017 HK$ Adjustments (in thousands) Operating revenues Casino (a) (b) (4,111,427) Rooms (a) 1,274,092 Food and beverage (a) 751,030 Retail and other (a) 77,604 (2,008,701) Other operating expenses (a) (b) (2,008,701) Operating profit — Profit before tax — Net profit attributable to owners of the Company —

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 15 Revenue from Contracts with Customers (continued) The Group’s revenue contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods. (a) Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Group applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Group’s loyalty programs. Upon adoption of IFRS 15, for casino transactions that include complimentary goods or services provided by the Group to incentivize future gaming, the Group allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Costs of complimentary goods or services that are provided under the Group’s control and discretion and supplied by third parties are recorded as other operating expense. After allocating amounts to the complimentary goods or services provided and to the points earned under the Group’s loyalty programs, the residual amount is recorded as casino revenue. The transaction price for rooms, food and beverage, retail and other transactions is based on the net amounts collected from other customers for similar goods and services provided and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price. (b) Upon adoption of IFRS 15, the portion of gaming promoters’ commissions previously recorded as other operating expenses is now recorded as a reduction of casino revenue. (c) Presentation and disclosure requirements The Group disclosed information about the relationship between the disclosure of disaggregated revenue and revenue information disclosed for each reportable segment. Refer to Note 7 for the disclosure on disaggregated revenue for each reportable segment.

Annual Report 2018 139 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 15 Revenue from Contracts with Customers (continued) There is no impact on the consolidated statement of financial position. The contract liabilities consist of outstanding chip liabilities, customer deposits, customer loyalty program and related liabilities and other gaming-related liabilities included in other payables and accruals. There is no impact on the consolidated statement of changes in equity, consolidated statement of cash flows and basic and diluted earnings per Share. IFRS 9 Financial Instruments IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods on or after 1 January 2018. The accounting policies under IAS 39, applicable before 1 January 2018, are disclosed in the Group’s annual consolidated financial statements for the year ended 31 December 2017. The effect of retrospectively adopting IFRS 9 is as follows: (a) Classification and measurement The adoption of IFRS 9 does not have a significant impact on the classification and measurement of the Group’s financial assets. The accounting for the Group’s financial liabilities remains largely the same as it was under IAS 39. The requirements in IFRS 9 for adjusting the amortized cost of a financial liability, when a modification (or exchange) does not result in derecognition, are consistent with those applied to the modification of a financial asset that does not result in derecognition. The gain or loss arising on modification of a financial liability that does not result in derecognition, is calculated by discounting the change in contractual cash flows using the original EIR, and is immediately recognized in profit or loss. The adoption of IFRS 9 does not result in a material difference in the carrying amounts of the Group’s financial liabilities, and hence does not result in a material impact on the consolidated financial statements. (b) Impairment IFRS 9 requires an impairment on debt instruments recorded at amortized cost or at fair value through other comprehensive income, lease receivables, loan commitments and financial guarantee contracts that are not accounted for at fair value through profit or loss under IFRS 9, to be recorded based on an expected credit loss model either on a twelve-month basis or a lifetime basis. The Group has applied the simplified approach and record lifetime expected losses that are estimated based on the present values of all cash shortfalls over the remaining life of all of its trade receivables. The adoption of IFRS 9 does not have a significant impact on the provision for impairment on its trade receivables. There is no impact on the consolidated statement of profit or loss and other comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity, consolidated statement of cash flows and basic and diluted earnings per Share.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements. IFRS 16 Leases1 IFRIC Interpretation 23 Uncertainty over Income Tax Treatments1 Amendments to IFRS 9 Prepayment Features with Negative Compensation1 Annual Improvements Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 231   2015-2017 Cycle Amendments to IAS 19 Plan Amendment, Curtailment or Settlement1 Amendments to IFRS 3 Definition of a Business2 Amendments to IAS 1 Definition of Material2   and IAS 8 1 Effective for annual periods beginning on or after 1 January 2019 2 Effective for annual periods beginning on or after 1 January 2020

Annual Report 2018 141 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs (CONTINUED) Further information about those IFRSs that are expected to be applicable to the Group is as follows: IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognize assets and liabilities for most leases. The standard includes two recognition exemptions for lessees-leases of low-value assets and short-term leases. At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). The right-of-use asset is subsequently measured at cost less accumulated depreciation and any impairment losses unless the right- of-use asset meets the definition of investment property in IAS 40, or relates to a class of property, plant and equipment to which the revaluation model is applied. The lease liability is subsequently increased to reflect the interest on the lease liability and reduced for the lease payments. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will also be required to remeasure the lease liability upon the occurrence of certain events, such as change in the lease term and change in future lease payments resulting from a change in an index or rate used to determine those payments. Lessees will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. Lessor accounting under IFRS 16 is substantially unchanged from the accounting under IAS 17. Lessors will continue to classify all leases using the same classification principle as in IAS 17 and distinguish between operating leases and finance leases. IFRS 16 requires lessees and lessors to make more extensive disclosures than under IAS 17. Lessees can choose to apply the standard using either a full retrospective or a modified retrospective approach. IFRS 16 will be effective from 1 January 2019. The Group will adopt IFRS 16 from 1 January 2019. The Group plans to adopt the transitional provisions in IFRS 16 to recognize the cumulative effect of initial adoption as an adjustment to the opening balance of retained earnings at 1 January 2019 and will not restate the comparatives. In addition, the Group plans to apply the new requirements to contracts that were previously identified as leases applying IAS 17 and measure the lease liability at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate at the date of initial application. The right-of-use asset will be measured at the amount of the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to the lease recognized in the statement of financial position immediately before the date of initial application. The Group plans to use the exemptions allowed by the standard on lease contracts whose lease terms end within 12 months as of the date of initial application. The Group has estimated the lease liability will range from HK$503.4 million to HK$615.2 million as at 1 January 2019. In addition, the Group will reclassify certain prepaid rent and deferred rent balances to the right-of-use asset as at 1 January 2019. The adoption of this standard will not have a material impact to the opening of retained earnings.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a significant effect on the consolidated financial statements are set out below. Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGUs’ remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non- financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value-in-use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

Annual Report 2018 143 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-financial assets (continued) Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations. Provision for ECLs of trade receivables The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days outstanding for groupings of customers that have shared credit risk characteristics. The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with known customer information and forward-looking information. For instance, if forecast economic conditions are expected to deteriorate over the next year which can lead to an increased number of defaults in the gaming sector, the historical default rates are adjusted. At every reporting date, the historical observed default rates are updated and changes in the forward- looking estimates are analyzed. The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in Note 13. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2018, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments.

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes pricing model The Group uses the Black-Scholes pricing model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options. The Black-Scholes pricing model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option scheme, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Wages and salaries 4,266,339 3,915,266 Retirement plan contributions 130,565 124,214 Expense of share-based payments 106,303 111,061 Employee relations and training 27,700 19,189 Social security costs 10,130 11,895 Other costs and benefits 445,727 430,048 4,986,764 4,611,673 “Other costs and benefits” includes residential rental expense for operating staff of approximately HK$73.0 million for the year ended 31 December 2018 (2017: HK$72.8 million).

Annual Report 2018 145 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.2 Other operating expenses For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) (restated) License fees 1,496,212 1,405,287 Cost of sales 774,404 609,678 Repairs and maintenance 517,420 404,639 Advertising and promotions 488,121 397,843 Operating supplies and equipment 459,276 399,310 Utilities and fuel 355,221 344,385 Contracted services 354,319 302,513 Corporate support services and other 83,938 128,365 Operating rental expenses 58,826 59,114 Other support services 53,091 55,933 Provision/(reversal of provision) for doubtful accounts, net 23,140 (56,090) Auditor’s remuneration 8,263 8,187 Other expenses 426,011 345,307 5,098,242 4,404,471

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Depreciation of property and equipment 2,631,084 2,680,647 Amortization of leasehold interests in land 95,330 95,330 2,726,414 2,775,977 Depreciation and amortization expenses of approximately HK$4,035,000 and HK$841,000, respectively, for the year ended 31 December 2018 (2017: HK$3,783,000 and HK$841,000, respectively) are excluded from the table above and are classified as staff costs and included in other costs and benefits in note 3.1 to the financial statements. Such balances are related to a home purchased by WRM for use by one of the Group’s executives as described in note 26 to the financial statements. 3.4 Property charges and other For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 153,916 185,073 Other casualty loss — 26,427 Proceeds from insurance claims — (78,036) 153,916 133,464

Annual Report 2018 147 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Interest income from cash at banks 102,592 14,964 3.6 Finance costs For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Interest expense 1,341,566 1,109,451 Amortization of debt financing costs 142,622 134,323 Bank fees for unused facilities 11,708 26,010 Less: capitalized interest (250) — 1,495,646 1,269,784 For the year ended 31 December 2018, interest of approximately HK$250,000 was capitalized using a weighted average rate of 4.33%. No interest was capitalized during the year ended 31 December 2017.

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 4. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2018 and 2017 were: For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Income tax expense: current — overseas 12,427 12,427 No provision for Hong Kong profits tax for the year ended 31 December 2018 has been made as there was no assessable profit generated in Hong Kong (2017: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2017: 12%). The tax position for the years ended 31 December 2018 and 2017 reconciles to profit before tax as follows: For the year ended 31 December 2018 2017 HK$ % HK$ % (in thousands, except for percentages) Profit before tax 6,257,817 3,712,921 Tax at the applicable   income tax rate 750,938 12.0 445,551 12.0 Income not subject to tax (1,233,563) (19.7) (939,393) (25.2) Macau dividend tax 12,427 0.2 12,427 0.3 Deferred tax not  recognized 377,706 6.0 360,745 9.7 Others 104,919 1.7 133,097 3.5 Effective tax expense   for the year 12,427 0.2 12,427 0.3

Annual Report 2018 149 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 4. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$2.68 billion, HK$2.44 billion and HK$2.46 billion during the tax years ended 31 December 2018, 2017 and 2016, respectively. These tax losses will expire in 2021, 2020, and 2019, respectively. As at 31 December 2018, the Group’s deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, share-based payment plan, executive compensation, fixed assets and tax loss carryforwards and others amounting to HK$1.31 billion (2017: HK$1.06 billion) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax assets could be utilized. On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$757.1 million in such tax for the year ended 31 December 2018 (2017: HK$491.3 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administration Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administration Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2014 to 2017 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administration Region (the “Financial Services Bureau”). In March 2017 and July 2017, the Financial Services Bureau commenced examination of the WRM and Palo’s 2013 and 2014 Macau Complementary tax returns. In February 2018, the Financial Services Bureau issued its final tax assessments for Palo for the years 2013 and 2014 and the examination resulted in no change to the tax returns. In July 2018, the Financial Services Bureau issued final tax assessments for WRM for the years 2013 and 2014, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 4. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 31 December 2018, the Group had unrecognized tax losses of HK$7.58 billion (2017: HK$5.93 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for foreseeable outcomes related to uncertain tax matters. 5. DIVIDENDS For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) 2017 final dividend of nil per Share declared   (2016: HK$0.42 per Share) — 2,182,121 2017 special dividend of HK$0.75 per Share declared   (2016: nil) 3,897,534 — 2018 interim dividend of HK$0.32 per Share declared   (2017: HK$0.21 per Share) 1,663,027 1,091,163 2018 special dividend of HK$0.43 per Share declared 2,234,692 — 7,795,253 3,273,284 The Board has recommended that a final dividend of HK$0.45 per Share in respect of the year ended 31 December 2018, which is subject to Shareholders’ approval at the forthcoming annual general meeting of the Company.

Annual Report 2018 151 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 6. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the year ended 31 December 2018 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,185,494,355 during the year (2017: 5,181,324,925), excluding Shares reserved and purchased for the Company’s employee ownership scheme. 2,650,000 Shares (2017: Shares of 125,000) were purchased and nil Shares (2017: nil) were issued and reserved for the Company’s employee ownership scheme during the year. 3,565,245 Shares vested under the Company’s employee ownership scheme during the year. The calculation of diluted earnings per Share for the year ended 31 December 2018 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,193,287,221 (2017: 5,189,138,935) including the weighted average number of Shares in issue of 5,185,494,355 during the year (2017: 5,181,324,925) plus the weighted average number of potential Shares of 7,792,866 (2017: 7,814,010) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme (see also note 22). 7. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company.

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) (restated) Wynn Palace:  Casino 18,463,485 13,362,599  Rooms 1,332,801 948,481   Food and beverage 867,036 748,796   Retail and other 947,127 764,370 Wynn Macau:  Casino 15,632,951 16,157,231  Rooms 889,536 747,077   Food and beverage 598,513 530,763   Retail and other 860,364 772,600 Total operating revenues 39,591,813 34,031,917

Annual Report 2018 153 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2018 2017 HK$ HK$ Notes (in thousands) Adjusted EBITDA   Wynn Palace 5,760,532 3,397,708   Wynn Macau 5,016,486 5,099,814 10,777,018 8,497,522 Other operating costs and expenses   Depreciation and amortization 3.3 2,726,414 2,775,977   Property charges and other 3.4 153,916 133,464   Share-based payments 3.1 106,303 111,061   Wynn Macau, Limited corporate expenses 91,930 107,376 Operating profit 7,698,455 5,369,644 Non-operating income and expenses   Finance revenues 3.5 102,592 14,964   Finance costs 3.6 (1,495,646) (1,269,784)   Net foreign currency differences (40,132) (169,773)   Loss on extinguishment of debt (7,452) (223,928)  Others — (8,202) Profit before tax 6,257,817 3,712,921   Income tax expense 4 12,427 12,427 Net profit attributable to owners of the Company 6,245,390 3,700,494

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Capital expenditures Wynn Palace 697,921 900,056 Wynn Macau 490,916 361,080 Total 1,188,837 1,261,136 As at 31 December 2018 2017 HK$ HK$ (in thousands) Total assets Wynn Palace 30,286,168 31,359,875 Wynn Macau 15,354,131 10,386,475 Other Macau 441,492 1,249,389 Total 46,081,791 42,995,739 As at 31 December 2018 2017 HK$ HK$ (in thousands) Non-current assets Macau 34,668,858 36,414,420 Foreign countries 12,286 7,589 Total 34,681,144 36,422,009

Annual Report 2018 | 155

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment HK$
Cost:					
As at 1 January 2017	38,243,176	5,623,529	27,352	62,871	43,956,928
Additions	87,324	133,224	893	392,842	614,283
Transfers	149,429	114,460	392	(264,281)	—
Adjustment to project costs	(90,709)	(1,656)	—	4	(92,361)
Abandonments/disposals	(173,665)	(81,012)	(1,537)	(7,716)	(263,930)
As at 31 December 2017 and 1 January 2018	38,215,555	5,788,545	27,100	183,720	44,214,920
Additions	251,751	199,297	2,458	803,583	1,257,089
Transfers	543,857	141,031	—	(684,888)	—
Adjustment to project costs	(5,541)	(13,990)	—	45	(19,486)
Abandonments/disposals	(272,089)	(129,836)	(887)	(205)	(403,017)
As at 31 December 2018	**38,733,533**	**5,985,047**	**28,671**	**302,255**	**45,049,506**
Depreciation:					
As at 1 January 2017	5,488,457	2,590,904	19,511	—	8,098,872
Depreciation charged for the year	1,927,544	754,116	2,770	—	2,684,430
Abandonments/disposals	(12,874)	(58,294)	(1,483)	—	(72,651)
As at 31 December 2017 and 1 January 2018	7,403,127	3,286,726	20,798	—	10,710,651
Depreciation charged for the year	1,857,302	775,041	2,776	—	2,635,119
Abandonments/disposals	(135,340)	(103,225)	(887)	—	(239,452)
As at 31 December 2018	**9,125,089**	**3,958,542**	**22,687**	—	**13,106,318**
Net carrying amount:					
As at 31 December 2018	**29,608,444**	**2,026,505**	**5,984**	**302,255**	**31,943,188**
As at 31 December 2017	30,812,428	2,501,819	6,302	183,720	33,504,269
As at 1 January 2017	32,754,719	3,032,625	7,841	62,871	35,858,056

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 9. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for approximately 51 acres of the Cotai Land where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located. Both pieces of leased land are under land concession contracts each with terms of 25 years from May 2012 and August 2004, respectively. The land concessions are granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2016 and 31 December 2009, respectively. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests in land which recognize the premiums and other capitalized costs are set forth below. As at 31 December 2018 2017 HK$ HK$ (in thousands) Cost: As at beginning and end of the year 2,384,022 2,384,022 Amortization: As at beginning of the year 697,570 601,399 Amortization charge for the year 96,171 96,171 As at end of the year 793,741 697,570 Net carrying amount 1,590,281 1,686,452

Annual Report 2018 157 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 10. GOODWILL In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. As a result of the acquisition, WRM became an indirectly wholly-owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling interests’ share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill. The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 10.76% (2017: 8.10%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2018, there was no impairment of any of its CGUs containing goodwill with indefinite useful lives (2017: nil).

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 11. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2018 and 2017: As at 31 December 2018 2017 HK$ HK$ (in thousands) Fine art 387,565 387,565 China, glass, silverware and other 158,606 217,602 Deposits and others 139,391 185,632 Memberships 1,020 1,020 686,582 791,819 12. INVENTORIES Inventories consisted of the following as at 31 December 2018 and 2017: As at 31 December 2018 2017 HK$ HK$ (in thousands) Operating supplies 172,806 154,924 Food and beverage 79,553 67,396 Retail merchandise 60,266 109,324 312,625 331,644

Annual Report 2018 159 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 13. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2018 and 2017: As at 31 December 2018 2017 HK$ HK$ (in thousands) Casino 1,041,909 575,415 Retail leases and other 196,344 167,007 Hotel 7,986 15,951 1,246,239 758,373 Less: allowance for doubtful accounts (110,765) (81,704) Total trade and other receivables, net 1,135,474 676,669 An aged analysis of trade and other receivables is as follows: As at 31 December 2018 2017 HK$ HK$ (in thousands) Within 30 days 447,809 291,910 31 to 60 days 134,636 53,490 61 to 90 days 208,992 121,791 Over 90 days 454,802 291,182 1,246,239 758,373 Less: allowance for doubtful accounts (110,765) (81,704) Net trade and other receivables 1,135,474 676,669

160 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 13. TRADE AND OTHER RECEIVABLES (CONTINUED) The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commission, the trade and other receivables are generally repayable within 14 days. As at 31 December 2018, trade and other receivables with a gross value of HK$1.25 billion (2017: HK$758.4 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) As at 1 January 2017 195,287 Reversal of provision for the year, net (56,090) Amounts written off, net (57,493) As at 31 December 2017 and 1 January 2018 81,704 Charge for the year, net 23,140 Reversal of amounts written off, net 5,921 As at 31 December 2018 110,765 As at 31 December 2018, the weighted average provision rate for the gross trade receivables within 365 days of HK$1.11 billion was 8.5%, and the one for the gross trade receivables over 365 days of HK$24.1 million was 66.6%.

Annual Report 2018 161 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 14. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2018 and 2017: As at 31 December 2018 2017 HK$ HK$ (in thousands) Prepayments 89,410 86,713 Deposits 47,052 47,074 136,462 133,787 None of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent history of default. 15. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2018, the Group had total restricted cash and cash equivalents of HK$18.1 million (2017: HK$16.9 million) reserved at the Trust to fund the WML employee ownership scheme. 16. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2018 and 2017: As at 31 December 2018 2017 HK$ HK$ (in thousands) Cash at banks and short-term deposits 8,671,150 4,161,136 Cash on hand 855,273 1,078,554 9,526,423 5,239,690

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 16. CASH AND CASH EQUIVALENTS (CONTINUED) The cash and cash equivalents are denominated in the following currencies: As at 31 December 2018 2017 HK$ HK$ (in thousands) HK$ 7,619,343 3,741,502 US$ 1,845,246 1,419,639 MOP 56,680 68,704 Japanese Yen 3,614 995 Renminbi 1,262 3,546 Other 278 5,304 9,526,423 5,239,690 Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months generally, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. 17. ACCOUNTS PAYABLE During 2018 and 2017, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2018 and 2017, based on invoice dates, is as follows: As at 31 December 2018 2017 HK$ HK$ (in thousands) Within 30 days 579,220 544,819 31 to 60 days 52,727 53,427 61 to 90 days 16,610 33,503 Over 90 days 118,348 49,398 766,905 681,147

Annual Report 2018 | 163

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

18. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	As at 31 December		As at 1 January
	2018	2017	2017
	HK$	HK$	HK$
		(in thousands)	
Current:			
Outstanding chip liabilities[1]	**3,905,079**	4,839,965	2,102,057
Customer deposits[2]	**2,722,322**	2,545,691	1,758,942
Gaming taxes payable	**1,858,734**	1,565,075	1,175,553
Loyalty program and related liabilities[3]	**111,607**	114,792	39,657
Donation payable	**77,670**	77,670	77,670
Other gaming-related liabilities[4]	**20,136**	20,167	14,664
Others	**1,008,322**	805,714	697,614
	9,703,870	9,969,074	5,866,157
Non-current:			
Donation payable	**203,943**	265,992	325,022
Total	**9,907,813**	10,235,066	6,191,179

In providing goods and services to its customers, there is often a timing difference between the Group receiving cash and the Group recording revenue for providing services or holding events. The Group's primary liabilities associated with customer contracts are outstanding chip liabilities, customer deposits, loyalty program and related liabilities and other gaming related liabilities.

(1) Outstanding chips represent amounts owed to gaming promoters and customers for chips in their possession. The amounts may be recognized as revenue or will be redeemed for cash in the future.

(2) Customer deposits include casino front money deposits and advance room and other deposits. Casino front money deposits represent funds deposited by customers before gaming play occurs. Such amounts may be recognized as revenue or will be redeemed for cash in the future. The advance room and other deposits represent cash received in advance for goods and services to be provided in the future. These amounts will be recognized as revenue when the goods and services are provided. Decreases in this balance generally represent the recognition of revenue and increases in the balance represent additional deposits made by customers. The deposits are expected to be primarily recognized as revenue within one year.

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 18. OTHER PAYABLES AND ACCRUALS (CONTINUED) (3) Loyalty program and related liabilities represent the deferral of revenue until the loyalty points or other complimentaries are redeemed. The amounts are expected to be recognized as revenue within one year from being earned by customers. (4) Other gaming-related liabilities generally represent unpaid wagers primarily in the form of unredeemed slot tickets. 19. INTEREST-BEARING BORROWINGS As at 31 December 2018 2017 Notes HK$ HK$ (in thousands) Bank loans, secured (a) 22,875,059 17,970,353 Senior notes, unsecured (b) 10,572,466 10,553,330 33,447,525 28,523,683 Less: debt financing costs, net (369,378) (400,378) Total interest-bearing borrowings 33,078,147 28,123,305

Annual Report 2018 165 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 19. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: As at 31 December 2018 2017 Notes HK$ HK$ (in thousands) Bank loans: (a)   In the next twelve months — 449,259   In the second to fifth years, inclusive 22,875,059 17,521,094 22,875,059 17,970,353   Less: debt financing costs, net (179,074) (188,084) 22,695,985 17,782,269 Senior notes: (b)   After the fifth year 10,572,466 10,553,330   Less: debt financing costs, net (190,304) (212,294) 10,382,162 10,341,036 Notes: (a) Bank loans, secured Wynn Macau Credit Facilities On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2018, the Wynn Macau Credit Facilities consisted of approximately HK$23.84 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.99 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes.

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% and 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. The Group paid an annual fee to BNU of approximately MOP2.3 million (approximately HK$2.2 million) for the guarantee during 2018. As at 31 December 2018, the Group had approximately HK$969.4 million in funding available under the revolving credit facility of the Wynn Macau Credit Facilities.

Annual Report 2018 167 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.7 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$494.3 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings were to be repaid. On the maturity date, there were no outstanding borrowings under the WMLF Revolving Credit Facility. (b) Senior notes, unsecured On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.70 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.87 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment.

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. 20. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at 31 December 2018 2017 HK$ HK$ (in thousands) Authorized:   20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid:   5,196,958,600 (2017: 5,196,017,000) Shares of   HK$0.001 each 5,197 5,196 As at 31 December 2018, the total number of issued Shares included 627,255 Shares (2017: 4,192,500 Shares) held under the employee ownership scheme (note 22). During the year ended 31 December 2018, the Trust acquired 2,650,000 Shares (2017: 125,000 Shares) for HK$48.7 million (2017: HK$3.1 million), which was deducted from shareholders’ equity.

Annual Report 2018 169 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 21. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly includes the amounts transferred from share option reserve upon vesting of share awards under the employee ownership scheme. It also includes the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 111 of the financial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserve”. This reserve is not distributable to the respective shareholders. 22. SHARE-BASED PAYMENT PLAN The Company’s share option scheme The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme of the Company shall not, in the absence of Shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.8 million Shares (2017: 518.8 million Shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of an exercise price, which must be higher than the then prevailing market prices of the Shares on the date of the options granted.

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 22. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The following share options were outstanding under the share option scheme during the year: Weighted Weighted Number of average average options exercise price exercise term (HK$) (Years) Outstanding as at 1 January 2017 6,290,000 17.66 7.3 Granted during the year 1,208,000 17.64 9.4 Exercised during the year (492,000) 11.18 — Outstanding as at 31 December 2017 and   1 January 2018 7,006,000 18.11 6.9 Granted during the year 4,494,000 20.75 9.8 Exercised during the year (941,600) 15.16 — Outstanding as at 31 December 2018 10,558,400 19.50 7.8 Shares exercisable as at 31 December 2018 3,302,800 21.28 5.2 Shares exercisable as at 31 December 2017 3,074,000 20.81 5.3 The weighted average fair value of the share options granted during the year was estimated at HK$4.61 per option (2017: HK$3.87 per option) based on the Black-Scholes pricing model. The following table lists the weighted average assumptions used in estimating the fair values of the share options granted. 2018 2017 Expected dividend yield 5.7% 5.7% Expected stock price volatility 40.2% 41.5% Risk-free interest rate 2.3% 1.1% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 20.63 17.64 Exercise price (HK$ per Share) 20.75 17.64 Changes in subjective assumptions could materially affect the fair value estimate.

Annual Report 2018 171 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 22. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of non-vested Shares of the Company’s common stock to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procure the transfer of a maximum of 50,000,000 Shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested Shares was calculated based on the market prices of the Company’s Shares at the respective grant dates. Weighted Average Number Grant Date of Shares Fair Value (HK$) Non-vested as at 1 January 2017 14,009,134 20.21 Granted during the year 2,726,097 17.33 Vested during the year (3,318,500) 29.60 Forfeited during the year (1,574,024) 15.49 Non-vested as at 31 December 2017 and 1 January 2018 11,842,707 17.55 Granted during the year 3,256,630 24.03 Vested during the year (3,565,245) 27.86 Forfeited during the year (1,780,825) 15.89 Non-vested as at 31 December 2018 9,753,267 16.25

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 22. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the WRL’s 2002 stock incentive plan, as amended and restated (the “WRL 2002 Plan”). Under the approval of the WRL Omnibus Plan, no new awards may be made under the WRL 2002 Plan. The outstanding awards under the WRL 2002 Plan were transferred to the WRL Omnibus Plan and will remain pursuant to their existing terms and related award agreements. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. These shares were transferred from the remaining available amount under the WRL 2002 Plan. As at the date of this financial statements, 2,637,404 shares remained available for the grant of stock options or non-vested shares of WRL’s common stock. The WRL Omnibus Plan is administered by the compensation committee of WRL’s board of directors. The compensation committee has discretion under the WRL Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is ten years.

Annual Report 2018 173 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 22. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) A summary of option activities under the plan as at 31 December 2018 and 2017 and the changes during the years then ended as it relates to the Group is presented below: Weighted Weighted Number of average average options exercise price exercise term (HK$) (Years) Outstanding as at 1 January 2017 419,135 603 1.8 Exercised during 2017 (271,100) 756 Transferred during 2017 20,125 619 Outstanding as at 31 December 2017 and   1 January 2018 168,160 371 1.4 Exercised during 2018 (4,000) 468 Transferred during 2018 3,230 369 Outstanding as at 31 December 2018 167,390 369 0.3 Shares exercisable as at 31 December 2018 140,960 369 0.3 Shares exercisable as at 31 December 2017 116,320 383 1.4 Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2018 and 2017, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the significant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2018 was HK$4.0 million (2017: HK$77.4 million).

174 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 22. SHARE-BASED PAYMENT PLAN (CONTINUED) Non-vested shares under the WRL Omnibus Plan A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2018 and 2017 and changes during the years then ended as it relates to the Group is set out below: Weighted Average Number Grant Date of Shares Fair Value (HK$) Non-vested as at 1 January 2017 50,000 770 Granted during the year 50,070 901 Vested during the year (45,070) 849 Non-vested as at 31 December 2017 and 1 January 2018 55,000 833 Granted during the year 63,267 1,247 Vested during the year (20,667) 1,058 Non-vested as at 31 December 2018 97,600 1,054 23. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS In April 2005, the Group established a defined contribution retirement benefit scheme. The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest with the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. Forfeited unvested contributions totaling HK18.8 million (2017: HK$11.5 million) were utilized during the year. The Group recorded an expense for matching contributions of approximately HK$130.6 million for the year ended 31 December 2018 (2017: HK$124.2 million). As at 31 December 2018, contributions of approximately HK$25.4 million (2017: HK$23.0 million) due had not been paid. The amounts were paid subsequent to the end of the reporting periods.

Annual Report 2018 175 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 24. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and chief executive’s emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2018 and 2017 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefits of Directors) Regulation, is as follows: For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Share-based payments 38,536 50,830 Discretionary bonus 22,096 27,142 Salaries 22,021 21,755 Fees 4,525 4,525 Contributions to retirement plan 588 585 Other 9,704 9,190 Total emoluments 97,470 114,027

176 | Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2018

24. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and chief executive's emoluments (continued)

	Fees HK$	Salaries HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2018							
Executive Directors:							
Stephen A. Wynn[1]	–	–	–	–	–	–	–
Matthew O. Maddox[2]	–	–	–	–	–	–	–
Linda Chen	–	10,264	10,349	12,455	–	7,023	40,091
Ian Michael Coughlan	–	11,757	11,747	20,924	588	2,681	47,697
Non-executive Directors:							
Craig S. Billings[3]	–	–	–	–	–	–	–
Maurice L. Wooden[4]	–	–	–	–	–	–	–
Kim Sinatra[5]	–	–	–	–	–	–	–
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	–	–	1,248	–	–	2,298
Bruce Rockowitz	1,075	–	–	1,248	–	–	2,323
Nicholas Sallnow-Smith	1,325	–	–	1,248	–	–	2,573
Allan Zeman	1,075	–	–	1,413	–	–	2,488
	4,525	22,021	22,096	38,536	588	9,704	97,470
2017							
Executive Directors:							
Stephen A. Wynn[1]	–	–	–	–	–	–	–
Linda Chen	–	10,066	13,161	14,573	–	6,906	44,706
Ian Michael Coughlan	–	11,689	13,981	31,641	585	2,284	60,180
Non-executive Directors:							
Matthew O. Maddox[2]	–	–	–	–	–	–	–
Kim Sinatra[5]	–	–	–	–	–	–	–
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	–	–	1,154	–	–	2,204
Bruce Rockowitz	1,075	–	–	1,154	–	–	2,229
Nicholas Sallnow-Smith	1,325	–	–	1,154	–	–	2,479
Allan Zeman	1,075	–	–	1,154	–	–	2,229
	4,525	21,755	27,142	50,830	585	9,190	114,027

Annual Report 2018 | 177

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

24. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and chief executive's emoluments (continued)

1 Mr. Wynn resigned as the Chairman of the Board, an executive Director, the Chief Executive Officer of the Company on 7 February 2018. In addition to the directors' emoluments disclosed in the above tables, the emolument for Mr. Wynn was charged to the Group, through the corporate allocation agreement, amounting to HK$1.3 million for the period ended 6 February 2018 (2017: HK$58.1 million).

2 Mr. Matthew O. Maddox was re-designated from a non-executive Director to an executive Director and was appointed as the Chief Executive Officer of the Company effective from 7 February 2018. In addition to the directors' emoluments disclosed in the above tables, the emolument for Mr. Maddox was charged to the Group, through the corporate allocation agreement, amounting to HK$26.0 million for the year ended 31 December 2018 (2017: HK$22.3 million).

3 Mr. Craig S. Billings was appointed as a non-executive Director of the Company on 17 August 2018. In addition to the directors' emoluments disclosed in the above tables, the emolument for Mr. Billings was charged to the Group, through the corporate allocation agreement, amounting to HK$3.8 million for the period from 17 August 2018 to 31 December 2018.

4 Mr. Maurice L. Wooden was appointed as a non-executive Director of the Company on 7 February 2018 and resigned on 6 December 2018.

5 Ms. Kim Sinatra was appointed as a non-executive Director of the Company effective 1 April 2017 and resigned on 8 August 2018. In addition to the directors' emoluments disclosed in the above tables, the emolument for Ms. Sinatra was charged to the Group, through the corporate allocation agreement, amounting to HK$4.4 million for the period ended 7 August 2018 (2017: HK$5.4 million).

Five highest paid individuals' emoluments

During the year ended 31 December 2018, the five individuals whose emoluments were the highest in the Group included two (2017: two) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2017: three) highest paid individuals for each of the years ended 31 December 2018 and 2017 were as follows:

	For the year ended 31 December	
	2018	2017
	HK$	HK$
	(in thousands)	
Discretionary bonus	**18,271**	27,978
Salaries and other benefits	**27,587**	25,833
Share-based payments	**16,918**	—
Contributions to retirement plan	**331**	223
Total emoluments	**63,107**	54,034

178 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 24. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2018 2017 Number of Number of Individuals Individuals HK$12,000,001 to HK$12,500,000 — 1 HK$14,000,001 to HK$14,500,000 1 — HK$15,000,001 to HK$15,500,000 1 — HK$20,000,001 to HK$20,500,000 — 1 HK$21,000,001 to HK$21,500,000 — 1 HK$33,500,001 to HK$34,000,000 1 — Total 3 3 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefit received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2018 and 2017 (See note 26 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

Annual Report 2018 179 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 25. COMMITMENTS AND CONTINGENCIES Operating lease commitments — as lessee The Group has entered into leases for administrative offices, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain office equipment in Macau. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rent for the use of the land sites on which Wynn Palace and Wynn Macau are situated. As at 31 December 2018 and 2017, outstanding commitments for future minimum lease payments under non-cancellable operating leases were as follows: As at 31 December 2018 2017 HK$ HK$ (in thousands) Within one year 149,840 104,913 After one year but not more than five years 298,571 296,794 More than five years 236,354 302,233 684,765 703,940 Operating lease commitments — as lessor The Group has entered into leases for space with many high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$347.4 million for the year ended 31 December 2018 (2017: HK$253.7 million). As the future sales of these retailers cannot be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the table below.

180 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 25. COMMITMENTS AND CONTINGENCIES (CONTINUED) Operating lease commitments — as lessor (continued) Future minimum rents to be received as at 31 December 2018 and 2017 were as follows: As at 31 December 2018 2017 HK$ HK$ (in thousands) Within one year 840,628 691,948 After one year but not more than five years 1,503,169 1,751,276 More than five years 6,135 13,579 2,349,932 2,456,803 Capital commitments As at 31 December 2018 and 2017, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of financial position: As at 31 December 2018 2017 HK$ HK$ (in thousands) Contracted, but not provided for 514,020 208,001 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Annual Report 2018 | 181

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

25. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Other services commitments

The Group has entered into agreements for providing shuttle-bus services for employees commuting to and from work. The Group has also entered into various agreements for operations and maintenance of the SkyCab at Wynn Palace, and hotel and other facilities for both Wynn Palace and Wynn Macau. Under these agreements, the Group was obligated to make the following future payments as at 31 December 2018 and 2017:

	As at 31 December	
	2018	2017
	HK$	HK$
	(in thousands)	
Within one year	**410,398**	374,116
After one year but not more than five years	**501,022**	579,922
	911,420	954,038

As at 31 December 2018, the Group was committed to purchases of operating supplies totaling HK$186.3 million (2017: HK$169.2 million).

As at 31 December 2018, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 19, banks granted guarantees to the Group for other purposes totalling HK$37.4 million (2017: HK$43.3 million).

Employment agreements

The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have two- to ten-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without "cause" or upon voluntary termination of employment for "good reason" following a "change of control" (as these terms are defined in the employment contracts).

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 25. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation The Group did not have any material litigation outstanding as at 31 December 2018. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau litigation related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Mr. Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed their response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. The Universal Parties voluntarily withdrew from these legal proceedings in March 2018 pursuant to the settlement agreement and mutual release, leaving Mr. Okada as the sole claimant. On 21 February 2019, the Court of Appeal dismissed Mr. Okada’s appeal and no appeal was lodged by Mr. Okada within the prescribed time, resulting in the final resolution of the lawsuit in favor of the Wynn Macau Parties.

Annual Report 2018 183 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 25. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

184 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 26. RELATED PARTY DISCLOSURES As at 31 December 2018 and 2017, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related Relation to the 2018 2017 companies Company HK$ HK$ (in thousands) Due from related   companies — current WIML Subsidiary of Wynn   Resorts, Limited 229,598 164,487 Wynn Las Vegas, LLC Subsidiary of Wynn   Resorts, Limited 36,526 — Palo Marketing Subsidiary of Wynn   Services Limited   Resorts, Limited 12,874 16,302 Las Vegas Jet, LLC Subsidiary of Wynn   Resorts, Limited 3,028 — Wynn Manpower Limited Subsidiary of Wynn   Resorts, Limited 719 294 Wynn MA, LLC Subsidiary of Wynn   Resorts, Limited 72 — Palo Manpower Hong Kong Subsidiary of Wynn  Limited   Resorts, Limited 50 — Palo Hong Kong Limited Subsidiary of Wynn   Resorts, Limited 48 — Wynn Hotel Sales & Subsidiary of Wynn   Marketing, LLC   Resorts, Limited 3 3 282,918 181,086 Due to related   companies — current Wynn Resorts, Limited Ultimate parent  company 148,362 159,050 Wynn Design & Development Subsidiary of Wynn   Resorts, Limited 6,068 1,793 Worldwide Wynn Subsidiary of Wynn   Resorts, Limited 5,766 18,371 Wynn Las Vegas, LLC Subsidiary of Wynn   Resorts, Limited — 82,162 Wynn MA, LLC Subsidiary of Wynn   Resorts, Limited — 225 160,196 261,601

Annual Report 2018 185 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 26. RELATED PARTY DISCLOSURES (CONTINUED) The amounts disclosed in the above table are unsecured, interest-free and repayable on demand. The Group had the following material connected transactions with related companies during the year: For the year ended 31 December Name of related Relation to the Primary nature 2018 2017 companies Company of transactions HK$ HK$ (in thousands) Wynn Resorts, Limited Ultimate parent License fees (i)  Company 1,496,212 1,405,287 Wynn Resorts, Limited Ultimate parent Corporate support  Company   services (ii) 77,073 123,251 Wynn Resorts, Limited Ultimate parent Share-based  Company  payment  expenses 50,982 47,614 Las Vegas Jet, LLC Subsidiary of Wynn Airplane usage   Resorts, Limited   charges (ii) 6,865 5,114 WIML Subsidiary of Wynn International   Resorts, Limited  marketing   expenses (iii) 46,832 47,765 Worldwide Wynn Subsidiary of Wynn Staff secondment   Resorts, Limited   payroll charges (iv) 131,452 170,723 Wynn Design & Subsidiary of Wynn Design/development  Development   Resorts, Limited   payroll (v) 12,277 10,159 Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions.

186 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 26. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Macau and Encore and Wynn Palace. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2018 and 2017. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Annual Report 2018 187 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 26. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2018, the net carrying amount of the house together with improvements and its land lease right was HK$49.0 million (2017: HK$51.6 million). Compensation of senior/key management personnel of the Group For the year ended 31 December 2018 2017 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefits in kind 158,151 177,597 Share-based payments 54,557 48,369 Retirement benefits 1,799 1,578 Total compensation paid to senior/   key management personnel 214,507 227,544 Further details of Directors’ emoluments are included in note 24 to the financial statements.

188 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 27. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, accounts payable, current portion of interest-bearing borrowings, construction and retentions payables, balances with related companies and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. 28. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES As at Foreign As at 1 January exchange 31 December 2018 Cash flows movement Other 2018 HK$ HK$ HK$ HK$ HK$ (in thousands) Non-current interest-bearing  borrowings 27,674,046 4,836,969 34,348 532,784 33,078,147 Current interest-bearing  borrowings 449,259 — — (449,259) — Interest payable 158,068 (1,328,279) 706 1,336,698 167,193 Dividends payable 16,030 (10,278) — 11,808 17,560 Total liabilities from   financing activities 28,297,403 3,498,412 35,054 1,432,031 33,262,900

Annual Report 2018 189 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 28. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES (CONTINUED) As at Foreign As at 1 January exchange 31 December 2017 Cash flows movement Other 2017 HK$ HK$ HK$ HK$ HK$ (in thousands) Non-current interest-bearing  borrowings 32,169,888 (4,514,115) 168,982 (150,709) 27,674,046 Current interest-bearing  borrowings — — — 449,259 449,259 Interest payable 120,665 (1,079,418) 886 1,115,935 158,068 Dividends payable 17,673 (7,786) — 6,143 16,030 Total liabilities from   financing activities 32,308,226 (5,601,319) 169,868 1,420,628 28,297,403 The ‘’Other’’ column includes the effect of reclassification of current portion of interest-bearing borrowings, amortization of debt financing costs, loss on debt extinguishment, movements in debt financing costs accrual and dividends payable during the year and interest expenses incurred and capitalized during the year. 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise bank loans, accounts payable, amounts due to related companies and other payables. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

190 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk by managing the mix of long-term fixed rate borrowing and variable rate borrowings, supplemented by hedging activities as believed by us to be appropriate. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations. As at 31 December 2018, all of the interest-bearing bank loans were variable rate borrowings based on LIBOR or HIBOR plus a margin (2017: same). Based on borrowings as at 31 December 2018, an assumed 100 basis point change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$228.8 million (2017: HK$179.7 million). Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s entities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. As at 31 December 2018 and 2017, the Group had certain assets and liabilities that were denominated in currencies (primarily US$) other than Hong Kong dollar. Based on the financial position as at 31 December 2018, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$219.7 million (2017: HK$196.8 million).

Annual Report 2018 191 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk Credit risk arises from financial assets of the Group, which comprise trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents. The Group’s exposure to credit risk arises from the potential default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. Exposure at the reporting dates is outlined under each applicable note. The Group does not hold any credit derivatives or collateral to offset its credit exposure. Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectability of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. In assessing the allowance for doubtful accounts, the Group applies a simplified approach to measure credit risk. The simplified approach requires the recognition of a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for current and forward-looking factors specific to the debtors and the economic environment. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 13 to the financial statements.

192 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facilities’ governing documents contain capital spending restrictions and other affirmative and negative covenants that require the maintenance of certain financial ratios. As at 31 December 2018, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$31.69 billion (2017: HK$28.62 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2018 and 2017. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. The table below analyzes the Group’s financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date as at 31 December 2018 and 2017. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rates with respect to variable rate financial liabilities remain constant as at the respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

Annual Report 2018 | 193

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2018

29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

	Interest rates	Within one year or on demand HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2018						
Interest-bearing borrowings	4.10%-5.50%	1,512,150	2,541,088	24,761,226	11,955,764	40,770,228
Construction and retentions payables		393,424	1,293	—	—	394,717
Accounts payable		766,905	—	—	—	766,905
Amounts due to related companies		160,196	—	—	—	160,196
Other payables		6,736,486	77,670	155,340	—	6,969,496
Other liabilities		9,717	8,088	166,469	3,713	187,987
As at 31 December 2017						
Interest-bearing borrowings	0.58%-5.50%	1,601,233	3,272,839	17,733,187	12,486,177	35,093,436
Construction and retentions payables		456,299	1,862	—	—	458,161
Accounts payable		681,147	—	—	—	681,147
Amounts due to related companies		261,601	—	—	—	261,601
Other payables		7,487,727	77,670	233,010	—	7,798,407
Other liabilities		23,086	3,623	140,137	—	166,846

"Other payables" are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2018 and 2017.

194 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2018 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholders’ value. The Group manages its capital structure and makes adjustments to it as economic conditions change i.e. interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. As at 31 December 2018 2017 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 33,078,147 28,123,305 Accounts payable 766,905 681,147 Construction and retentions payables 394,717 458,161 Other payables and accruals 9,907,813 10,235,066 Amounts due to related companies 160,196 261,601 Other liabilities 243,127 223,274 Less: cash and cash equivalents (9,526,423) (5,239,690) restricted cash and cash equivalents (18,067) (16,886) Net debt 35,006,415 34,725,978 Equity 1,518,459 3,000,758 Total capital 1,518,459 3,000,758 Capital and net debt 36,524,874 37,726,736 Gearing ratio 95.8% 92.0%

Annual Report 2018 195 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of financial position of the Company is set forth below: As at 31 December 2018 2017 HK$ HK$ (in thousands) Non-current assets   Financial assets 17,620,777 17,588,883   Investment in a subsidiary 197,713 148,096   Contribution to Trust 161,372 112,960   Property and equipment — 727  Deposits 14 764 Total non-current assets 17,979,876 17,851,430 Current assets  Prepayments 722 642   Amounts due from related companies 114,996 216,325   Other receivables 341,648 50,400   Cash and cash equivalents 418,841 1,229,687 Total current assets 876,207 1,497,054 Current liabilities   Other payables and accruals 169,846 184,339   Amounts due to related companies 7,549 13,331 Total current liabilities 177,395 197,670 Net current assets 698,812 1,299,384 Total assets less current liabilities 18,678,688 19,150,814 Non-current liabilities   Interest-bearing borrowings 10,382,162 10,341,037 Net assets 8,296,526 8,809,777 Equity   Issued capital 5,197 5,196   Share premium account# 12,946,483 12,828,510  Reserves (4,655,154) (4,023,929)   Total equity 8,296,526 8,809,777

196 | Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2018

30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

#

	As at 31 December 2018 HK$	2017 HK$
	(in thousands)	
The Company's share premium account	**12,946,483**	12,828,510
Adjustment arising from the Group Reorganization	**(12,561,195)**	(12,561,195)
Consolidated share premium account	**385,288**	267,315

Information about the statement of changes in equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Losses) HK$	Total Equity HK$
As at 1 January 2017	5,196	12,722,941	220,171	(3,090,432)	9,857,876
Net income for the year	—	—	—	2,153,224	2,153,224
Total comprehensive income for the year	—	—	—	2,153,224	2,153,224
Share-based payments	—	—	64,032	—	64,032
Exercise of share options	—	7,360	(1,861)	—	5,499
Vesting of shares issued for employee ownership scheme	—	98,209	(98,212)	—	(3)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	2,433	2,433
Dividends declared	—	—	—	(3,273,284)	(3,273,284)
As at 31 December 2017 and 1 January 2018	**5,196**	**12,828,510**	**184,130**	**(4,208,059)**	**8,809,777**
Net income for the year	—	—	—	7,208,648	7,208,648
Total comprehensive income for the year	—	—	—	7,208,648	7,208,648
Share-based payments	—	—	55,428	—	55,428
Exercise of share options	1	18,663	(4,390)	—	14,274
Vesting of shares issued for employee ownership scheme	—	99,310	(99,314)	—	(4)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	3,656	3,656
Dividends declared	—	—	—	(7,795,253)	(7,795,253)
As at 31 December 2018	**5,197**	**12,946,483**	**135,854**	**(4,791,008)**	**8,296,526**

Annual Report 2018 197 Financial Statements Notes to Financial Statements For the year ended 31 December 2018 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, share option reserve and retained earnings/accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2018 amounted to approximately HK$8.29 billion (2017: HK$8.80 billion). 31. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current year’s presentation.

198 Wynn Macau, Limited Financial Summary A summary of the operating results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. The operating revenues of prior years have been restated to reflect the full retrospective adoption of the IFRS 15 Revenue from Contracts with Customers, effective 1 January 2018, with no impact on profit before tax, profit for the year and assets and liabilities of the Group. Year ended 31 December 2018 2017 2016 2015 2014 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 39,591,813 34,031,917 21,004,180 18,152,739 27,636,995 Profit before tax 6,257,817 3,712,921 1,447,959 2,416,860 6,469,071 Profit for the year 6,245,390 3,700,494 1,435,532 2,410,398 6,445,435 As at 31 December 2018 2017 2016 2015 2014 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 46,081,791 42,995,739 42,945,473 42,283,507 34,149,799 Total liabilities 44,563,332 39,994,981 40,492,409 38,181,228 27,106,086 Net assets 1,518,459 3,000,758 2,453,064 4,102,279 7,043,713 The consolidated results of the Group for the years ended 31 December 2014, 2015, 2016, 2017 and 2018 and the consolidated assets and liabilities of the Group as at 31 December 2014, 2015, 2016, 2017 and 2018 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

Annual Report 2018 199 Definitions “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 31 December 2018 “Company”, “our Company” or Wynn Macau, Limited, a company incorporated on 4 September  “WML” 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession the land concession contract entered into between WRM, Palo  Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012

200 Wynn Macau, Limited Definitions “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term “Eligible Person” “Encore” or “Encore at Wynn a casino resort located in Macau, connected to and fully  Macau” integrated with Wynn Macau, owned and operated directly by WRM which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong

Annual Report 2018 201 Definitions “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special the Macau Special Administrative Region of the PRC   Administrative Region” “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau

202 Wynn Macau, Limited Definitions “NASDAQ” National Association by Securities Dealers Automated Quotations “Palo Hong Kong Limited” Palo Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Manpower Hong Kong Palo Manpower Hong Kong Limited, a company incorporated  Limited” under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Marketing Services Palo Marketing Services Limited, a company incorporated under  Limited” the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company   Limited” or “Palo” incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland the People’s Republic of China and, except where the context  China” requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

Annual Report 2018 203 Definitions “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this Annual Report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company

204 Wynn Macau, Limited Definitions “WML 2021 Notes” the US$600 million (approximately HK$4.70 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.87 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.70 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2027 Notes” the US$750 million (approximately HK$5.87 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML Notes” WML 2027 Notes and together with the WML 2024 Notes, the WML Notes “WMLF” WML Finance I Limited, a limited liability company incorporated under the laws of the Cayman Islands and an indirect wholly- owned subsidiary of the Company “WMLF Revolving Credit Facility” the HK$1.55 billion (approximately US$197.7 million) revolving credit facility extended to WMLF on 18 July 2016 and the principal amount was subsequently increased to HK$3.87 billion (approximately US$494.3 million) on 25 October 2016 “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

Annual Report 2018 205 Definitions “WRM Shareholder Dividend Tax the agreements, entered into during August 2016, for a term of  Agreement” five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Wynn International Marketing, Ltd., a company incorporated   Ltd.” or “WIML” under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.99 billion (equivalent) fully-funded senior term loan facilities and the HK$5.85 billion (equivalent) senior revolving credit facilities extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018

206 Wynn Macau, Limited Definitions “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Wynn Resorts International, Ltd., a company incorporated under  Ltd.” the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Wynn Resorts, Limited, a company formed under the laws of the   Resorts” or “WRL” State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Annual Report 2018 207 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available

208 Wynn Macau, Limited Glossary “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

年度報告 2018 Annual Report 2018 Annual Report 年度報告 (853) 2888-9966 Wynn Macau, Limited Wynn www.wynnmacau.com Rua Cidade de Sintra, NAPE, Macau